As filed with the Securities and Exchange Commission on July 13, 2005
Registration No. 333-111778
333-111778-01
333-111778-02
333-111778-04
333-111778-05
333-111778-06
333-111778-07
333-111778-08
333-111778-09
333-111778-10

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TEKNI-PLEX, INC. (Exact name of registrant as specified in its charter)

Delaware	3086, 3052	22-3286312
(State of other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

260 North Denton Tap Road
Coppell, Texas 75019
Telephone: (972) 304-5077

SEE TABLE OF ADDITIONAL REGISTRANTS
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Dr. F. Patrick Smith
Chief Executive Officer
Tekni-Plex, Inc.
260 North Denton Tap Road
Coppell, Texas 75019
Telephone: (972) 304-5077
Facsimile: (972) 304-6297
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Winthrop B. Conrad, Jr.
Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Telephone: (212) 450-4890
Facsimile: (212) 450-5426

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(3)
8¾% Senior Secured Exchange Notes	$275,000,000	100%	$275,000,000	$22,247.5
Guarantees of 8¾% Senior Secured Exchange Notes (2)	$-	$-	$-	$-

(1)	Estimated solely for the purpose of calculating the amount of the registration fee.

(2)	The 8¾% Senior Secured Exchange Notes due 2013 are guaranteed by each of the entities listed in the Table of Additional Registrants.

(3)	Pursuant to Rule 457(n), no registration fee is payable with respect to the guarantees of the notes registered hereby.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

As filed with the Securities and Exchange Commission on July 13, 2005

TABLE OF ADDITIONAL REGISTRANTS

Name, Address and Telephone Number	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number

PureTec Corporation(1)	Delaware	22-3376449
Plastic Specialties and Technologies, Inc.(1)	Delaware	22-2743384
Plastic Specialties and Technologies Investments, Inc.(1)	Delaware	22-2663552
Burlington Resins, Inc.(1)	Delaware	22-3334106
Distributors Recycling, Inc.(1) (2)	New Jersey	22-2466975
Tri-Seal Holdings, Inc(1)	Delaware	52-2141575
Natvar Holdings, Inc(1)	Delaware	22-3703725
TPI Acquisition Subsidiary, Inc.(1)	Delaware	52-2340472
TP-ELM Acquisition Subsidiary, Inc.(1)	Delaware	71-0891561

(1)	The address of each of these additional registrants is: 201 Industrial Parkway, Somerville, New Jersey 08876. The telephone number of each is (908) 722-4800.

(2)	This additional registrant began dissolution proceedings on July 9, 2004, is inactive and holds immaterial assets. At such time as the process of dissolution is complete, the guarantee issued by this additional registrant will no longer be in effect.

PROSPECTUS (SUBJECT TO COMPLETION)

TEKNI-PLEX, INC.

Offer to Exchange
8 ¾% Senior Secured Exchange Notes Due 2013
which have been registered under the Securities Act of 1933
for any and all of our outstanding
8 ¾% Senior Secured Notes Due 2013

We are offering to exchange up to $275,000,000 of our new 8¾% Senior Secured Exchange Notes due 2013 for up to $275,000,000 of our existing 8¾% Senior Secured Notes due 2013. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes have been registered under the Securities Act and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. The old notes are, and the new notes will be, guaranteed by substantially all of our current and future domestic subsidiaries. The subsidiaries that are currently guarantors are PureTec Corporation, Plastic Specialties and Technologies, Inc., Plastic Specialties and Technologies Investments, Inc., Burlington Resins, Inc., Distributors Recycling, Inc., Tri-Seal Holdings, Inc., Natvar Holdings, Inc., TPI Acquisition Subsidiary, Inc. and TP-ELM Acquisition Subsidiary, Inc. Distributors Recycling, Inc. began dissolution proceedings on July 9, 2004, is inactive and holds immaterial assets. At such time as the process of dissolution is complete, the guarantee issued by Distributors Recycling, Inc. will no longer be in effect.

To exchange your old notes for new notes:

  You must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent by 5:00 p.m., New York time, on        , 2005.

  If you hold the old notes through The Depository Trust Company, or DTC, and wish to accept this exchange offer, you must do so pursuant to DTC's Automated Tender Offer Program, by which you will agree to be bound by the letter of transmittal.

  You should read the section called “The Exchange Offer” for additional information on how to exchange your old notes for new notes.

See “Risk Factors” beginning on page 11 for a description of risk factors that you should consider before tendering your old notes in the exchange offer.

The old notes have not been, and the new notes will not be, listed on an exchange or quoted on an automated quotation medium.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2005.

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. We are not making an offer of these securities in any state where the offer is not permitted.

PROSPECTUS SUMMARY

     The following summary contains information about Tekni-Plex and the exchange offer. It presents a summary of the material information appearing elsewhere in the prospectus and filings incorporated by reference. For a more complete understanding of Tekni-Plex and the exchange offer, we urge you to read this entire prospectus carefully, including the “Risk Factors” section and our financial statements and the notes to those statements. Our fiscal year ends on the Friday closest to June 30 of each calendar year. For example, fiscal year 2004 refers to the year ended July 2, 2004. Our third fiscal quarter ends on the Friday closest to March 31 of each calendar year. The third quarter of fiscal year 2005 refers to the quarter ended April 1, 2005.

Tekni-Plex, Inc.

     We are a global, diversified manufacturer of packaging, packaging products and materials as well as tubing products. We primarily serve the food, healthcare and consumer markets and have built leadership positions in our core markets by focusing on the vertically integrated production of highly specialized products. For the twelve months and nine months ended April 1, 2005, we generated net sales of $683.7 million and $475.9 million, respectively.

Our operations are primarily aligned under two business segments: Packaging and Tubing Products.

  Our Packaging segment manufactures and sells plastic packaging and packaging products and materials for the food, pharmaceutical, healthcare and consumer markets and accounted for approximately $344.3 million, or 50.4% and $257.3 million or 54.1% of our net sales for the twelve months and nine months ended April 1, 2005, respectively. The principal products of our Packaging segment include foam egg cartons, pharmaceutical blister films, poultry and meat processor trays, closure liners, aerosol and pump packaging components and foam plates.

  Our Tubing Products segment manufactures and sells plastic hose and tubing for the consumer retail and healthcare markets and accounted for approximately $205.2 million, or 30.0%, and $120.6 million, or 25.3% of our net sales for the twelve months and nine months ended April 1, 2005, respectively. The principal products of our Tubing Products segment include private label and brand-name garden and irrigation hose, medical tubing and pool hose.

     Products that do not fit in either of these two segments, including recycled PET, vinyl compounds and specialty resins, are reflected in Other in our financial statements and accounted for the remainder of our net sales.

Recent Events

     Significant increases in raw material costs, combined with soft demand in our garden hose business brought about by unfavorable weather conditions, have negatively impacted our financial performance in the last 18 months. As a result, we were not in compliance with the minimum consolidated EBITDA and minimum fixed charge coverage ratio covenants contained in our old credit agreement for the fiscal quarters ended December 31, 2004 and April 1, 2005. The lenders under our old credit agreement waived compliance with these covenants until June 10, 2005, by which time we were required to have raised $30 million of equity financing. In addition, our liquidity position had been constrained, causing us to draw down substantially all of our revolving credit capacity under our old credit facility. In response, we have entered into a series of transactions intended to improve our financial flexibility and address our covenant and liquidity constraints.

     On April 19, 2005, we received the consents required to amend certain covenants in the indenture governing our senior subordinated notes including our debt incurrence covenant. The amendments allowed us, among other things, to incur incremental debt, not to exceed $90 million at any one time outstanding, in ratio of 1.5:1.0 for every dollar of equity received after April 1, 2005. The amendment to our senior subordinated notes indenture was not effective until the Company received $30 million in additional equity. By June 10, 2005, we have received $31.8 million in new equity contributions from certain existing equity investors including $1.8 million from Dr. F. Patrick Smith, our Chief Executive Officer. As a result, the amendment to our senior subordinated notes indenture became effective.

     On June 10, 2005 we entered into a new credit agreement which consists of a four-year, asset based, revolving credit facility in the amount of $65 million, subject to an increase of an additional $60 million with the consent of the agents thereunder. The lenders under the new asset-based credit facility hold a first priority lien on certain of our and the subsidiary guarantors’ assets consisting of inventory, accounts receivable, general intangibles and certain other assets (the “ABL Collateral”). Concurrently with the entry into the new asset-based credit facility we also issued $150 million aggregate principal amount of 10 7/8% senior secured notes due 2012 (the “first lien notes”). The first lien notes are secured by a first priority lien on substantially all of our and the subsidiary guarantors’ assets other than the ABL Collateral in which the first lien notes hold a second priority lien.

     The proceeds from the offering of the first lien notes and the equity contributions were used to repay all amounts outstanding and cancel commitments under our old senior secured credit facility.

     We were incorporated in 1994 under the laws of the State of Delaware. Our principal executive office is located at 260 North Denton Tap Road, Coppell, Texas 75019 and our telephone number at that location is (972) 304-5077.

THE EXCHANGE OFFER

     All capitalized terms used without definition within this section shall have the respective meanings set forth under “Description of the New Notes” below.

New Notes

Up to $275,000,000 principal amount of 8¾% Senior Secured Exchange Notes due 2013. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the transfer restrictions and registration rights provisions relating to the old notes do not apply to the new notes.

The Exchange Offer

We are offering to exchange $1,000 principal amount of new notes for each $1,000 principal amount of old notes. We are offering to issue the new notes to satisfy our obligations contained in the registration rights agreement we entered into when we sold the old notes in transactions pursuant to Rule 144A and Regulation S under the Securities Act.

Expiration Date, Tenders, Withdrawal

The exchange offer will expire at 5:00 p.m., New York City time, on                   , 2005, unless we choose to extend the exchange offer in our sole discretion, in which case the term “expiration date” means the latest date and time to which we extend the exchange offer.

To tender your old notes you must follow the detailed procedures described under the heading “The Exchange Offer—Procedures for Tendering Old Notes” including special procedures for certain beneficial owners and broker-dealers. If you decide to exchange your old notes for the new notes, you must acknowledge that you do not intend to engage in and have no arrangement with any person to participate in a distribution of the new notes. If you decide to tender your old notes pursuant to the exchange offer, you may withdraw them at any time prior to 5:00 p.m., New York City time, on the expiration date.

Use of Proceeds

We will not receive any cash proceeds from the issuance of the new notes in the exchange offer.

Exchange Agent

HSBC Bank USA is the exchange agent for the exchange offer.

Federal Income Tax Consequences

Your exchange of old notes for new notes pursuant to the exchange offer will not result in a gain or loss to you for Federal income tax purposes. See “United States Federal Income Tax Considerations.”

Consequences of Failure to Exchange

If you fail to tender your old notes for new notes in the

exchange offer, your old notes will continue to be subject to transfer restrictions and you will not have any further rights under the registration rights agreement, including any right to require us to register your old notes or to pay any liquidated damages.

Summary Description of the New Notes

     The terms of the new notes and the old notes are identical in all material respects, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. For additional information regarding the new notes, see “Description of the New Notes.”

Maturity Date

November 15, 2013

Interest

Interest will be paid on May 15 and November 15 of each year. Interest on the new notes will accrue from the last interest payment date on which interest was paid on the old notes surrendered for them, or, if no interest has been paid on such old notes, from November 21, 2003. We will not pay interest on the old notes accepted for exchange.

Denominations and Issuance of New Notes

The new notes will be issued only in registered form without coupons, in minimum denominations of $1,000 and multiples of $1,000.

Collateral

The new notes will be secured by second- (and, in some cases third-) priority liens, subject to certain exceptions, on the collateral securing our new asset-based credit facility and first lien notes, which we refer to as the “collateral”. The indenture and the security documents relating to the notes permit us to incur a significant amount of debt, including obligations secured (including on a first priority basis) by the collateral, subject to compliance with certain conditions. No appraisals of any collateral have been prepared by us or on our behalf in connection with the offering of the old notes or this exchange offer. The value of the collateral securing the notes at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral.

Ranking

The new notes and the guarantees will rank:

  senior in right of payment to our and the guarantors’ existing and future subordinated indebtedness;

  pari passu in right of payment with all of our existing and future senior indebtedness;

  effectively junior to the first lien notes to the extent of the collateral securing the new notes;

  effectively junior to the indebtedness under our new asset-based credit facility, which is secured on a first priority basis on the ABL Collateral (consisting of inventory, accounts receivable, general intangibles and certain other assets), and to certain hedging obligations, certain purchase money security interests, capital lease obligations and obligations secured by permitted liens; and

  effectively junior to all of the liabilities of our subsidiaries that have not guaranteed the notes.

At April 1, 2005, pro forma after giving effect to the issuance of the first lien notes, the receipt of the equity contributions and the repayment of the old credit facility (the “concurrent transactions”), we had no outstanding debt under our new asset-based credit facility.

At April 1, 2005, pro forma after giving effect to the concurrent transactions, the amount of our outstanding debt that was effectively senior to the new notes was $150 million. We have no outstanding debt ranking pari passu with the new notes.

At April 1, 2005, pro forma after giving effect to the concurrent transactions, pursuant to the terms of the subordinated notes indenture, the asset-based credit facility, the first lien indenture and the new notes indenture, we and our subsidiary guarantors may incur additional debt as follows: $65.0 million, and under certain circumstances an additional $60.0 million, under our asset-based credit facility and to the extent not violative of the ratios set forth in our financial covenants, an unlimited amount of intercompany debt, intercompany guarantees and certain hedging obligations. Such additional debt will rank pari passu in right of payment with the new notes. However, such additional debt under the asset-based credit facility and related hedging obligations will be secured by a first priority lien on the collateral securing the new notes and will therefore effectively rank senior to the new notes. In addition, if any of such purchase money debt, capital leases or mortgages is secured, it will effectively rank senior to the new notes. Any additional intercompany debt and intercompany guarantees will be effectively junior to the new notes because such debt will not be secured by the collateral securing the new notes.

Optional Redemption

At any time on or after November 15, 2008, we may redeem all or part of the new notes at the redemption prices listed in “Description of the New Notes — Optional Redemption.” Before November 15, 2006, we may redeem up to 35% of the aggregate principal amount of the notes issued under the indenture at the redemption price of 108.75% of the principal amount, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more equity offerings, provided at least 65% of the aggregate principal amount of the notes issued remain outstanding after each such redemption. See “Description of the New Notes — Optional Redemption.”

Change of Control

If a change of control occurs, each holder of new notes will have the right to require us to purchase all or a portion of their notes at 101% of the principal amount, plus accrued, unpaid interest to the date of repurchase. It is possible that upon a change of control we may not have sufficient funds, or may not be able to arrange sufficient financing, to purchase any of the new notes. See “Description of the New Notes — Repurchase at the Option of Holders — Change of Control.”

Our Covenants

The indenture governing the new notes contains covenants, which are the same as the covenants applicable to the old notes, that, subject to a number of significant exceptions and qualifications among other things, limit our and certain of our subsidiaries’ ability to:

  sell assets;

  make restricted payments, including purchasing or redeeming capital stock;

  incur additional indebtedness;

  issue or sell preferred stock of restricted subsidiaries;

  create or incur liens;

  pay dividends or make any other equity distributions;

  merge or consolidate with or transfer substantial assets to another entity; and

  engage in transactions with related persons.

For more details, see “Description of the New Notes—Our Covenants.”

Trading Market

To the extent that old notes are tendered and accepted in the exchange offer, your ability to sell untendered, and tendered but unaccepted, old notes could be adversely affected. There may be no trading market for the old notes.

An active public market for the new notes may not develop. The liquidity of any market that may develop for the new notes, your ability to sell the new notes, or the price at which you would be able to sell the new notes may be limited.

Shelf Registration Statement

If any holder of the old notes (other than any such holder which is an “affiliate” of the Company within the meaning of Rule 405 under the Securities Act) is not eligible under applicable securities laws to participate in the exchange offer, and such holder has provided information regarding such holder and the distribution of such holder’s old notes to us for use therein, we have agreed to register the old notes on a shelf registration statement and to use our commercially reasonable efforts to cause it to be declared effective by the SEC on or prior to 120 days after the obligation of the company to file a shelf registration statement arises. We have agreed to maintain the effectiveness of the shelf registration statement, under certain circumstances, until the date on which the old notes are no longer “restricted securities” (within the meaning of Rule 144 under the Securities Act).

For more details, see “Description of the New Notes—Covenants.”

Risk Factors

     You should carefully consider the specific matters set forth under “Risk Factors” as well as the other information and data included in this prospectus in evaluating the exchange offer and deciding whether to exchange your old notes.

Ratio of Earnings to Fixed Charges

	Years Ended					Nine Months Ended

	June 30, 2000	June 29, 2001	June 28, 2002	June 27, 2003	July 2, 2004	March 26, 2004	April 1, 2005

Ratio of earnings to fixed charges	—	—	—	1.1	—	—	—

      The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, “earnings” include net income (loss) before taxes and fixed charges. “Fixed charges” include interest, whether expensed or capitalized, and amortization of debt expense and for the year ended June 30, 2000 exclude the amounts related to our recapitalization. The portion of rental expense that is representative of the interest factor has not been included in fixed charges since it is not considered material. Fixed charges exceeded earnings before fixed charges for the year ended June 30, 2000 by $29.8 million, for the year ended June 29, 2001 by $26.8 million, for the year ended June 28, 2002 by $1.5 million, for the year ended July 2, 2004 by $43.7 million, for the nine months ended March 26, 2004 by $6.0 million, and for the nine months ended April 1, 2005 by $25.5 million.

RISK FACTORS

     You should carefully consider the following risk factors as well as the other information and data included in this prospectus before investing in the notes. We have summarized below the material risks that face us and this offering. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Relating to Our Debt

Our liquidity will depend on the availability of borrowings under our new asset-based credit facility, which will be subject to the discretion of the administrative agent thereunder.

     The availability of borrowings under our new asset-based credit facility will be subject to a borrowing base limitation, including an availability reserve, and conditions to borrowing. Certain of the components of the borrowing base will be subject to the discretion of the administrative agent. Further, the administrative agent will have the customary ability to reduce, unilaterally, the availability of borrowings at any time by, for example, reducing advance rates, imposing or changing collateral value limitations, modifying the terms of our new asset-based credit facility, prior to or for a limited period following the closing date as it determines necessary or advisable to ensure a successful syndication of our new asset-based credit facility. If the administrative agent exercises its discretion and limits the availability of borrowings under our new asset-based credit facility, our liquidity could be materially adversely affected.

Our substantial indebtedness could prevent us from fulfilling our obligations under the notes and otherwise restrict our activities.

     As of April 1, 2005, the debt covenants in the indenture for our senior subordinated notes and our old credit facility prohibited us from borrowing any incremental debt. On April 19, 2005, we received the consents required to amend the indenture for our senior subordinated notes to increase the amount of indebtedness we can have at any one time outstanding and to add flexibility in our ability to incur indebtedness. A supplemental indenture dated April 25, 2005 was executed by the trustee under such indenture and the Company. The supplemental indenture did not become effective until June 10, 2005 when the Company received $31.8 million in additional equity. With the supplemental indenture effective, we will now be able to borrow an incremental amount of debt, not to exceed $90.0 million at any one time outstanding, in ratio of 1.5:1.0 for every dollar of equity received after April 1, 2005 under our senior subordinated notes indenture. On June 10, 2005, we used the proceeds from the concurrent transactions to repay all amounts outstanding and cancel commitments under our old senior secured credit facility. As of April 1, 2005, pro forma giving effect to the concurrent transactions we had $745.3 million of total indebtedness outstanding. Our substantial debt may have important consequences to you. For example, it could:

  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  put us at a competitive disadvantage compared to our competitors that have less debt;

  increase our vulnerability to general adverse economic and industry conditions;

  increase our vulnerability to interest rate increases to the extent our variable-rate debt is not effectively hedged; and

  limit our ability to make investments or take other actions or borrow additional funds.

The operating and financial restrictions imposed by our debt agreements, including our new asset-based credit facility, the indenture, as supplemented, relating to the senior subordinated notes, the indenture relating to the first lien notes and the indenture relating to the notes, could negatively affect our ability to finance our operations and capital needs or to engage in other business activities.

     Covenants contained in the indenture relating to the notes and our other debt agreements limit our operating flexibility with respect to certain business matters. Among other things, these covenants limit our ability and our subsidiaries’ ability to:

  incur additional indebtedness and issue preferred stock;

  issue capital stock of subsidiaries;

  incur liens upon properties or assets;

  make acquisitions;

  merge or consolidate with third parties;

  make other restricted payments and investments (including repurchasing and redeeming capital stock);

  pay dividends and make distributions;

  incur restrictions on the ability of our subsidiaries to pay dividends or other payments to us;

  dispose of assets;

  engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities; and

  make capital expenditures.

     These covenants may limit our operating flexibility and our ability to finance our future operations or capital needs or to engage in other business activities that may be in our interest. Our ability to meet these covenants and requirements in the future may be affected by events beyond our control, including prevailing economic, financial and industry conditions. Our breach of or failure to comply with any of these covenants could result in a default under our new asset-based credit facility or the indentures even if we are able to make the required payments thereunder. If we default under our new asset-based credit facility, our lenders could cease to make further extensions of credit, cause all of our outstanding debt obligations under the asset-based credit facility to become due and payable, require us to apply all of our available cash to repay the indebtedness under our asset-based credit facility or prevent us from making debt service payments on any other indebtedness we owe. If a default under the indenture, as supplemented, relating to the senior subordinated notes, the indenture relating to the first lien notes or the indenture relating to the notes offered hereby occurs, the holders of the senior subordinated notes, the first lien notes or the new notes could elect to declare such notes due and payable. If the indebtedness under the asset-based credit facility, the first lien notes or the notes is accelerated, we may not have sufficient assets to repay amounts due under these existing debt agreements or on other debt securities then outstanding. We may amend the provisions and limitations of the asset-based credit facility and the indenture relating to the first lien notes from time to time without the consent of the holders of the notes. For a more complete description of the terms of our outstanding debt and the covenants contained in the notes, see “Description of Our Indebtedness” and “Description of the New Notes.”

     As reported in our form 10-Q for the quarters ended December 31, 2004 and April 1, 2005, as of December 31, 2004 and April 1, 2005, respectively, we were in violation of the minimum fixed charge coverage ratio covenant and the minimum consolidated EBITDA covenant contained in our old credit agreement. Our fixed charge coverage ratio for the twelve months ended April 1, 2005 was 0.72, which violated the covenant in the old credit agreement requiring us to maintain a minimum fixed charge coverage ratio of 0.80 for that period. Our EBITDA for the twelve months ended April 1, 2005 was $50.6 million, which violated the covenant in the old credit agreement requiring us to maintain a minimum EBITDA of $95 million for that period. The lenders under the old credit agreement initially waived compliance with these covenants until April 30, 2005. On April 29, 2005, the lenders signed a waiver agreement waiving the compliance with these covenants until June 10, 2005 by which time we were required to have raised $30 million of equity financing. As of June 10, 2005, we obtained $31.8 million of additional equity from existing investors. Concurrently, we used the proceeds from the issuance of the first lien notes and the equity contributions to repay all amounts outstanding and cancel commitments under our old credit agreement.

We may not be able to service our debt from cash flows without additional financing, which we may not be able to obtain on commercially reasonable terms, if at all. Our ability to repay or refinance our indebtedness depends on many factors beyond our control.

     Our ability to repay or refinance our indebtedness will depend on our financial and operating performance, which, in turn, is subject to prevailing economic and competitive conditions and to financial, business and other factors, many of which are beyond our control. These factors could include operating difficulties, increased operating costs or raw material or product prices, the response of competitors, regulatory developments and delays in implementing strategic projects. Our ability to meet our debt service and other obligations may depend in significant part on the extent to which we can successfully implement our business strategy. We may not be able to implement our business strategy or the anticipated results of our strategy may not be realized.

     Our debt service payments, including scheduled amortization payments, for each of fiscal 2005 and fiscal 2006 will be approximately $83.0 million.

     Our business may be unable to generate sufficient cash flows from operations or future borrowings may not be available to us under our new asset-based credit facility in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including these notes, on or before maturity. We may not be able to refinance any of our indebtedness, including our new asset-based credit facility, our senior subordinated notes, our first lien notes and these notes, on commercially reasonable terms or at all.

     As described in “— Federal and state fraudulent transfer statutes allow courts, under specific circumstances, to limit your rights as a noteholder, which could result in your not being repaid in full,” under at least one common valuation methodology, the fair value of our liabilities exceeds the fair value of our assets, so that we would be considered insolvent as of the date the notes offered hereby are issued. If we are insolvent while the notes are outstanding, we may be unable to meet our payment obligations under our debts, including these notes.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our annual debt service obligations to increase.

     Our borrowings under the new asset-based credit facility will be at variable rates of interest that expose us to interest rate risk. If interest rates increase, our debt service obligations under our new asset-based credit facility, to the extent drawn, would increase. If we are fully drawn under the new asset-based credit facility, a hypothetical 1% adverse change in interest rates would have had an annualized unfavorable impact of approximately $0.7 million on our earnings and cash flows based upon the quarter debt levels, without taking into account our interest rate hedge agreements. While we attempt to reduce the impact of interest rate risk through interest rate hedge agreements, we may not be able to do so.

Risks Relating to the Notes

The collateral securing the notes is subject to control by creditors with first priority liens and holders of the first lien notes. If there is a default, the value of the collateral may not be sufficient to repay the first priority creditors, holders of the first lien notes and the holders of the notes.

     The notes will effectively rank junior to all amounts owed under our new asset based credit facility, first lien notes and related hedging obligations, as the lien on the collateral pledged for the benefit of the notes is subordinated to the liens on such collateral pledged for the benefit of the asset-based credit facility, the first lien notes and such hedging obligations. As of April 1, 2005, pro forma after giving effect to the concurrent transactions, the amount of our outstanding debt that was effectively senior to the new notes was $150 million. We have no outstanding debt ranking pari passu with the new notes.

     At April 1, 2005, pro forma after giving effect to the concurrent transactions, pursuant to the terms of the subordinated notes indenture, the first lien notes indenture, the asset-based credit facility and the new notes indenture, we and our subsidiary guarantors may incur additional debt as follows: $65.0 million, and under certain circumstances an additional $60.0 million, under our asset-based credit facility and to the extent not violative of the ratios set forth in our financial covenants, an unlimited amount of intercompany debt, intercompany guarantees and certain hedging obligations. Such additional debt will rank pari passu in right of payment with the new notes. However, such additional debt under the asset-based credit facility and related hedging obligations will be secured by a first priority lien on the ABL Collateral securing the new notes and will therefore effectively rank senior to the new notes. In addition, if any of such purchase money debt, capital leases or mortgages is secured, it will effectively rank senior to the new notes. Any additional intercompany debt and intercompany guarantees will be effectively junior to the new notes because such debt will not be secured by the collateral securing the new notes.

     Although the holders of obligations secured by liens on the collateral that are senior to the liens securing the notes will share in the proceeds of this collateral with the holders of the notes, the holders of obligations secured by liens that are senior to the liens securing the notes will be entitled to receive proceeds from any realization of the collateral to repay their obligations in full before the holders of the notes and other obligations secured by second priority liens will be entitled to any recovery from the collateral. The proceeds from the sale or sales of all of such collateral may not be sufficient to satisfy the amounts outstanding under the notes after payment in full of all obligations secured by the liens on the collateral that are senior to the liens on such collateral in favor of the notes. If such proceeds were not sufficient to repay amounts outstanding under the notes, then holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral) would only have an unsecured claim against our remaining assets. As of April 1, 2005, on a pro-forma basis giving effect to the concurrent transactions, we had no indebtedness outstanding under the asset-based credit facility. All indebtedness under the asset-based credit facility is secured by first priority liens on the ABL Collateral.

We may incur additional indebtedness ranking equal to the notes or the guarantees which could reduce the amount of collateral available for repayment of the notes.

     The indenture will permit us to issue additional notes secured on an equal and ratable basis with the notes, subject to satisfaction of a debt incurrence covenant. If we or a guarantor incur any additional debt that is secured on an equal and ratable basis with the notes, the holders of that debt will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any foreclosure upon the collateral or an insolvency, liquidation, reorganization, dissolution or other winding-up of our company. This sharing will effectively reduce the amount of collateral available for repayment of the notes and may have the effect of reducing the amount of proceeds paid to you.

The notes will be structurally junior to indebtedness and other liabilities of our non-guarantor subsidiaries which could reduce the amount of collateral available for repayment of the notes.

     The notes are effectively junior to all liabilities of our subsidiaries which are not guarantors. You will not have any claim as a creditor against any of our non-guarantor subsidiaries, and indebtedness and other liabilities, including trade payables, of those subsidiaries will effectively be senior to your claims against those subsidiaries.

     Our non-guarantor subsidiaries, which include all of our foreign subsidiaries, generated 14.2% of our net sales for the year ended July 2, 2004. As of April 1, 2005, our non-guarantor subsidiaries had $35.7 million of outstanding liabilities (including $5.3 million of debt), including trade payables but excluding intercompany obligations. As of April 1, 2005, under our most restrictive debt covenants, our non-guarantor subsidiaries are not permitted to incur any additional indebtedness.

The lien-ranking agreements set forth in the indenture will limit the rights of the holders of the notes with respect to the collateral securing the notes.

     The rights of the holders of the notes with respect to the collateral securing the notes will be substantially limited pursuant to the terms of the lien-ranking agreements set forth in the indenture. Under those lien-ranking agreements, at any time that obligations that have the benefit of the senior liens are outstanding, any actions that may be taken in respect of the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of collateral from the lien of, and waivers of past default under, the collateral documents, will be at the direction of the holders of the obligations secured by the senior liens, and the trustee, on behalf of the holders of the notes, will not have the ability to control or direct such actions, even if the rights of the holders of the notes are substantially limited. Additional releases of collateral from the junior lien securing the notes are permitted under some circumstances. See “Description of the New Notes — Security” and “Description of the New Notes — Amendment, Supplement and Waiver.”

Any failure by us to perfect the security interest in certain collateral we acquire after the date hereof may result in holders of notes in the collateral not having a prior claim in such after acquired collateral.

     The security interests in the collateral securing the notes includes domestic assets, both tangible and intangible, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. We have agreed to take such actions as will cause the trustee to have a perfected security interest in such after acquired collateral to the extent required by the indenture. If we fail to take such actions, your security interest in such after acquired collateral may not be perfected, or may not be prior to security interests that third parties may have in such after acquired collateral.

The collateral may not be valuable enough to satisfy all the obligations secured by the collateral.

     The value of the collateral in the event of a liquidation will depend upon market and economic conditions, the availability of a buyer and similar factors. Accordingly, the proceeds of any sale of the collateral following an acceleration of maturity with respect to the notes may not be sufficient to satisfy, or would not be substantially less than, amounts due on the notes after satisfying our obligations secured on a first priority basis thereby.

Bankruptcy laws may limit your ability to realize value from the collateral.

     The right of the trustee to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture governing the notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the trustee repossessed and disposed of the collateral. Upon the commencement of a case for relief under Title 11 of the United States Code, a secured creditor such as the trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the bankruptcy code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security if and at such times as the court in its discretion determines that the value of the secured creditor’s interest in, the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures.

We may not have the ability to raise the funds necessary to purchase the notes upon a change of control.

     As contemplated in our amended and restated charter, after the occurrence of certain triggering events, the holders of our preferred stock holding a majority of the outstanding preferred stock shall have the right to allow the director designated by them to have six votes on all matters brought before the board of directors. If a majority of the preferred stockholders elect to allow their designee to have six votes, this may constitute a change of control.

     Upon the occurrence of a change of control, you will have the right to require us to purchase all or a portion of your notes. Nevertheless, if a change of control were to occur, we might not have sufficient financial resources, or might not be able to arrange financing, to pay the purchase price for notes that you tender. The terms of our senior subordinated notes and first lien notes require us to repurchase such notes in similar circumstances. In addition, the loans under our new asset-based credit facility would be accelerated and become immediately due upon the occurrence of a change of control or an event of default under the new asset-based credit facility.

     If a change of control under all our material debt instruments occurs, all amounts with respect to such debt will become due and payable immediately. In this event, our assets or cash flow may not be sufficient to fully repay borrowings under our outstanding debt instruments, including the notes, and because the notes are effectively subordinated to other indebtedness, you may not be repaid in full, if at all. In addition, if we were required to repurchase the notes upon a change of control, we may not be able to refinance or restructure the payments on the notes.

     Further, the provisions of the indenture may not protect you in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction that might limit the rights of holders of notes, if the transaction did not result in a change of control. For a more complete description of the change of control provisions contained in the notes, see “Description of the New Notes — Change of Control.”

Federal and state fraudulent transfer statutes allow courts, under specific circumstances, to limit your rights as a noteholder, which could result in your not being repaid in full.

     Federal and state fraudulent transfer laws permit a court, if it makes certain findings, to:

  avoid all or a portion of our obligations to you;

  subordinate our obligations to you to our other existing and future indebtedness, entitling other creditors to be paid in full before any payment is made on the notes;

  subordinate the liens securing the notes to other liens on the same collateral; and

  take other action detrimental to you, including invalidating the notes.

     In that event, it is possible that you would never be repaid.

     Under federal and state fraudulent transfer laws, in order to take any of those actions, a court typically would need to find that, at the time the notes were issued, we:

  issued the notes with the intent of hindering, delaying or defrauding current or future creditors; or

  received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the notes; and

     (a) were insolvent or were rendered insolvent by reason of the issuance of the notes;

     (b) were engaged, or about to engage, in a business or transaction for which our assets were unreasonably small; or

 (c) intended to incur, or believed or should have believed we would incur, debts beyond our ability to pay as such debts mature.

     Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes.

     We do not know what standard a court would apply in order to determine whether we were “insolvent” as of the date the notes were issued, and regardless of the method of valuation, a court may determine that we were insolvent on that date. Under at least one common valuation methodology, the fair value of our liabilities exceeds the fair value of our assets, so that we would be considered insolvent as of the date the notes are issued. In addition, it is possible that a court could determine, regardless of whether we were insolvent on the date the notes were issued, that the payments constituted fraudulent transfers on another ground.

     Different jurisdictions define “insolvency” differently. However, we generally would be considered insolvent at the time we incurred the indebtedness constituting the notes if our liabilities exceeded our assets (at a fair valuation) or if the present saleable value of our assets is less than the amount required to pay our total existing debts and liabilities (including the probable liability related to contingent liabilities) as they become absolute or matured.

     Our obligations under the notes are guaranteed on a senior basis by substantially all of our domestic subsidiaries, and the guarantees and the liens securing the notes and the guarantees may also be subject to review under various laws for the protection of creditors. It is possible that creditors of the guarantors may challenge the guarantees and the liens securing the notes and the guarantees as a fraudulent transfer or conveyance. The analysis set forth above would generally apply, except that the guarantees and the liens securing the guarantees could also be subject to the claim that, since the guarantees and the liens securing the guarantees were incurred for our benefit, and only indirectly for the benefit of the guarantors, the obligations of the guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could void a guarantor’s obligation under its guarantee and the liens securing the guarantees, subordinate the guarantee to the other indebtedness of a guarantor, subordinate the liens securing the guarantees to other liens on the same collateral, direct that holders of the notes return any amounts paid under a guarantee to the relevant guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the notes. In addition, the liability of each guarantor under the indenture will be limited to the amount that will result in its guarantee and the liens securing the notes and the guarantees not constituting a fraudulent conveyance or improper corporate distribution, and we do not know what standard a court would apply in making a determination as to what would be the maximum liability of each guarantor.

Any future pledges of collateral may be avoidable.

     Any further pledge of collateral in favor of the trustee might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy or other third parties if certain events or circumstances exist or occur, including, among others, if the pledge or granting of the security interest is deemed a fraudulent conveyance or the pledgor is insolvent at the time of the pledge or granting of the security interest, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

No public trading market for the new notes exists which could result in an illiquid trading market and/or lower sales prices for your notes.

     The new notes are a new issue of securities for which there is currently no active trading market. If any of the notes are traded after they are initially issued, they may trade at a discount from their initial offering price. The trading price of the notes depends on prevailing interest rates, the market for similar securities and other factors, including economic conditions and our financial condition, performance and prospects. If an active market does not develop or is not maintained, the market price and liquidity of the new notes may decrease. We do not currently intend to have the new notes listed on an exchange or quoted on an automated quotation medium.

Risks Relating to Our Business

Our liquidity will depend on our ability to execute our business plan and have a positive cash flow.

     Significant increases in raw material costs and soft demand in our garden hose business brought about by unfavorable weather conditions have negatively impacted our financial performance. As a result, we had negative cash flow for the twelve months ended April 1, 2005 and our liquidity position as of April 1, 2005 was constrained. The issuance of the first lien notes, together with the equity contributions and our new asset-based credit facility were aimed at improving our liquidity position. We have developed a business plan aimed at improving our profitability and restoring positive cash flow. However, we cannot assure you that we will be able to execute our business plan, reduce costs or increase prices. If we are unable to execute our business plan, our liquidity position may be constrained again in the future and we cannot assure you that we will have access to additional debt or equity financing.

Our profits will likely decline as a result of price volatility and availability of raw materials if we are unable to pass price increases on to customers or to obtain necessary raw materials.

     Our profitability will likely decline if raw material prices increase and we are unable to pass these price increases on to our customers, employ successful hedging strategies, enter into supply contracts at favorable prices or buy on the spot market at favorable prices. Our products are manufactured from commodity petrochemicals that are readily available in bulk quantities from numerous large, vertically integrated chemical companies. Except for PCTFE film, a raw material used in the manufacturing of our clear, laminated blister packaging materials, we currently purchase each principal raw material from several of the top suppliers. Prices for our raw materials have fluctuated in the past and likely will continue to do so in the future. Historically, we have been able to pass on substantially all of the price increases in raw materials to our customers on a timely basis, although in the case of most of our garden hose products we are usually not able to do so until the following season because prices are set annually. For one of our garden hose product lines, however, we have not passed on price increases in the past. We cannot assure you that we will be able to pass on price increases in the future.

We operate in discrete market segments of our industry, some of which are highly competitive and include participants with greater resources than ours. We may not be able to compete successfully against these participants.

     We compete with a wide variety of manufacturers because we operate in discrete market segments. Some of our competitors are larger, have greater financial resources and are less leveraged than we are. As a result, these competitors may be better able to withstand a change in market conditions within the industry and throughout the economy as a whole. These competitors may also be able to maintain significantly greater operating and financial flexibility than we can. Additionally, a number of our niche product applications are customized or sold for highly specialized uses. Competitors with greater financial, technological, manufacturing and marketing resources than ours and that do not currently market similar applications for these uses could choose to do so in the future. If we are faced with increased competition, our business, financial condition or results of operations could suffer as a result of loss of customers and declining profits.

The garden and irrigation hose products business is highly seasonal and is impacted by weather conditions, which results in significant fluctuation of our financial results over the course of the fiscal year.

     The market for our garden and irrigation hose products is highly seasonal, with a majority of our sales occurring in spring and early summer. As a result of the need to build up inventories in anticipation of such sales, our working capital requirements peak in the spring. In addition, this seasonality has a significant impact on our net income from quarter to quarter. To the extent such sales peak later in any fiscal year compared to other fiscal years, as a result of weather or other factors, cash flows may not be comparable on an interim period basis. In addition, the market for our garden and irrigation hose products is impacted by adverse weather conditions. For example, the unusually wet spring and summer of 2004 negatively impacted sales of our garden and irrigation hose products during that period. Furthermore, we expect sales of our garden and irrigation hose products in spring of 2005 to be negatively impacted by wet and cool weather conditions as well.

Our foreign investment and operations subject our business to ongoing foreign regulation and other risks associated with conducting business in foreign countries. If we fail to comply with such regulation or adapt to such risks, we may be unable to sell our products.

     We have operations and other investments in a number of countries outside of the United States. Our foreign operations and investments are subject to the risks normally associated with conducting business in foreign countries, including:

  limitations on ownership and on repatriation of earnings;

  import and export restrictions and tariffs;

  additional expenses relating to the difficulties and costs of staffing and managing international operations;

  labor disputes and uncertain political and economic environments, including risks of war and civil disturbances and the impact of foreign business cycles;

  change in laws or policies of a foreign country;

  delays in obtaining or the inability to obtain necessary governmental permits;

  potentially adverse consequences resulting from the applicability of foreign tax laws;

  cultural differences; and

  increased expenses due to inflation.

     Our foreign operations and investments may be limited, and our ability to sell our products may be disrupted by, laws and policies of the United States and the other countries in which we operate affecting foreign trade, investment and taxation.

We are dependent on certain key personnel and the loss of their services or the failure to attract additional qualified personnel could harm our business.

     We are dependent on the management experience and continued services of our executive officers, including Dr. F. Patrick Smith, who may be difficult to replace if we lose his services. The loss of the services of these officers could have a material adverse effect on our business. In addition, our continued growth depends on our ability to attract and retain experienced key employees. We maintain a key person life insurance policy on Dr. Smith, and we have an employment agreement with Dr. Smith.

If we were required to write down all or part of our goodwill, our net income and net worth could decrease.

     As of April 1, 2005, we had $198.5 million of net goodwill recorded on our consolidated balance sheet. Historically, we have amortized goodwill on a straight-line basis. Effective June 29, 2002, we no longer amortize goodwill. Instead, we are required to periodically determine if our goodwill has become impaired, in which case we would write down the impaired portion of our goodwill. If we were required to write down all or part of our goodwill, our net income and net worth could decrease.

Compliance with environmental and health and safety laws and regulations could impose substantial costs upon us.

     Our facilities, operations, and properties are subject to foreign, federal, provincial, state and local environmental and health and safety laws and regulations. These laws and regulations are complex, change frequently and they and the enforcement of them against our industry have tended to become more stringent over time. We are involved from time to time in administrative or legal proceedings relating to environmental and health and safety matters and have in the past and will continue to incur capital costs and other expenditures relating to these matters. While we have budgeted for future capital and operating expenditures to maintain compliance with environmental and health and safety laws and regulations, these laws and regulations may change or become more stringent in the future. Failures to comply with these laws and regulations or more stringent enforcement of them could result in fines, other sanctions or could require changes in our product formulation or labeling.

     We could incur significant fines, penalties, capital costs or other liabilities or obligations associated with any noncompliance, contamination or natural resource damage or toxic tort liability at or related to any of our current or former operations, facilities or properties. Changes in laws or the interpretation thereof, the development of new facts or the failure of third parties to address contamination at current or former facilities or properties could also cause us to incur additional costs. Any of these foregoing fines, penalties, capital costs, liabilities or obligations could impose substantial costs on us and could, in turn, harm our businesses, financial condition or results of operations.

     Current and prior owners and operators of property or businesses may be subject to joint and several liability for investigation and remediation costs at contaminated sites under environmental laws without regard to fault or to knowledge about the condition or action causing the liability and may have liability for related damages to natural resources. We are currently, and may in the future be, required to incur costs relating to the investigation or remediation of property, including property where we dispose of our waste, under the requirements of New Jersey’s Industrial Site Recovery Act or other laws, and environmental conditions could lead to other claims for damages to natural resources, personal injury or property damage.

     Certain properties that we now or previously owned or leased are undergoing investigation or remediation by us or by third parties or may in the future require such action as a result of historical operations. We cannot assure you that any costs ultimately borne by us in connection with any of these remediation projects would not be material. For additional information, see “Legal Proceedings and Environmental Matters”.

A significant portion of our workforce is unionized and unsatisfactory relations with our workforce, including work stoppages, could disrupt our production and harm our business.

     As of April 1, 2005, we had approximately 3,300 employees, of whom approximately 1,080 were represented by labor unions under various collective bargaining agreements. We have had one labor strike in the United States in our history, which occurred at our Ridgefield, NJ plant in August 2003. Although we consider our current relations with these unions to be generally good, if we do not maintain these good relations, if we cannot negotiate the collective bargaining agreements on favorable terms or if a major work disruption event were to occur, it could harm our business. Union contracts at our Flemington, NJ and Burlington, NJ facilities expire in 2005, and while we expect to be able to renegotiate these agreements, we cannot assure that we will be able to do so.

We are controlled by shareholders who will be able to make important decisions about our business and capital structure; the controlling shareholders’ interests may differ from your interests as a noteholder and may involve risks to holders of the notes.

     Circumstances may occur in which the interests of the controlling shareholders of Tekni-Plex could be in conflict with your interests as a noteholder. The common shareholders may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance the value of their individual equity investments, even though these transactions might involve risks to the holders of the notes. All of our common stock is held by Tekni-Plex Partners LLC and MST/TP Partners LLC. Tekni-Plex Management LLC, as sole managing member of Tekni-Plex Partners LLC and MST/TP Partners LLC, controls both these entities. Tekni-Plex Management LLC is controlled by Dr. Smith, our Chairman of the Board and Chief Executive Officer.

Our disclosure controls and procedures are not effective because of material weaknesses identified by our independent registered public accounting firm in connection with the completion of its audit for the fiscal year ended July 2, 2004.

     In connection with the completion of its audit of and the issuance of an unqualified report on our consolidated financial statements for the fiscal year ended July 2, 2004, our independent registered public accounting firm, BDO Seidman, LLP, communicated to our Audit Committee that the following matters involving our internal controls and operations were considered to be “reportable conditions,” as defined under standards established by the American Institute of Certified Public Accountants or AICPA:
  Lack of quantity of staff which led to issues related to timeliness of financial reporting and year end closing process.

  Lack of quantity of staff which led to issues related to process related to estimating chargeback reserves and inventory lower of cost or market analysis, including preparation and review of analysis.

     Reportable conditions are matters coming to the attention of the independent registered public accounting firm that in their judgment, relate to significant deficiencies in the design or operation of internal controls and could adversely affect the Company’s ability to record, process, summarize and report financial data consistent with the assertions of management in the financial statements. In addition, BDO Seidman, LLP has advised us that they consider these matters, which are listed above, to be “material weaknesses” that, by themselves or in a combination, may increase the possibility that a material misstatement in our financial statements might not be prevented or detected by our employees in the normal course of performing their assigned functions. Because of the foregoing material weakness identified by BDO Seidman, LLP, our Chief Executive Officer and Chief Financial Officer determined that our disclosure controls and procedures are not effective.

DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus contains or incorporates by reference forward-looking statements. Investors are cautioned that such forward-looking statements are subject to risks and uncertainties, including those described under “Risk Factors,” many of which are beyond our control. Accordingly, actual results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend” and similar expressions may identify forward-looking statements.

     All forward-looking statements are qualified by the risks described under “Risk Factors” which, if they develop into actual events, could have a material adverse effect on our businesses, financial condition or results of operations. In addition, investors should consider the other information contained in or incorporated by reference into this prospectus.

     We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this prospectus to reflect circumstances existing after the date of this prospectus or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the new notes. The new notes will be exchanged for the old notes as described in this prospectus upon our receipt of the old notes. We will cancel all of the old notes surrendered in exchange for the new notes.

     Our net proceeds from the sale of the old notes were approximately $266.8 million, after deduction of the initial purchasers’ discounts and commissions and other expenses of the offering. We used those net proceeds to repay borrowings under the term loan portion of our existing credit facility and permanently terminated loans outstanding under our additional loan facility. The term loans had scheduled amortizations through 2008 and bore floating rate interest of LIBOR plus 400 basis points.

CAPITALIZATION

     The following table sets forth our cash and cash equivalents and capitalization as of April 1, 2005 on an actual basis and pro forma to reflect the proceeds of the issuance of the first lien notes,

  the issuance of 54,300 shares of the Series A Preferred Stock and the repayment of the old credit facility.

     The exchange of old notes for new notes would have had no impact on a pro forma basis on the capitalization.

     You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Form 10-Q for the period ended April 1, 2005 as well as the financial statements and the notes to these statements incorporated by reference into this prospectus.

	As of April 1, 2005

	Actual	Pro Forma

	(Dollars in thousands)
Cash and cash equivalents	$12,709	$16,109

Long term debt:
Existing senior credit facility:
Revolving credit facility due 2006(1)	$95,200	$—
Term loan B due 2008(1)	70,706	—
New asset-based credit facility(2)	—	—
10 7/8% senior secured notes due 2012(1)	—	150,000
8 3/4% senior secured notes due 2013 exchanged here	275,000	275,000
12 3/4% senior subordinated notes due 2010	315,000	315,000
Other	5,346	5,346

Total debt	761,252	745,346
Other liabilities:
Series A Redeemable Preferred stock, $.01 par value, authorized 82,500 shares, issued
54,300 pro forma for the transactions(3)	—	54,300

Stockholders’ deficit
Common stock, $.01 par value, authorized 20,000 shares, issued 1,008 at April 1, 2005	—	—
Additional paid-in capital(3)	210,518	188,018
Accumulated other comprehensive loss	(3,911)	(3,911)
Accumulated deficit(4)	(114,036)	(115,036)
Less treasury stock at cost, 431 shares	(220,523)	(220,523)

Total stockholders’ deficit	(127,952)	(151,452)

Total capitalization	$633,300	$648,194

(1)	As of June 10, 2005 we issued $150 million aggregate principal amount of 10 7/8% senior secured notes due 2012, the proceeds of which together with equity contributions for shares of our Series A Preferred Stock were used to repay all amounts outstanding under and terminate our old credit facility.

(2)	We entered into a new asset-based credit facility of up to $65 million on June 10, 2005, which remains largely undrawn.

(3)	On May 13, 2005 we issued 22,500 shares of our Series A Preferred Stock to certain investors in exchange for their membership units in Tekni-Plex Partners LLC that were issued pursuant to their equity contributions in 2004 and 19,080 shares for cash in the amount of $19.08 million. On June 10, 2005, we issued an additional 12,720 shares of our Series A Preferred Stock for cash in the amount of $12.72 million. In addition, we are seeking to sell additional shares of our Series A Preferred Stock to our current investors. No assurance can be given that we will be successful in selling such additional shares. Due to the redeemable nature of the shares, they are classified as a liability under Statement of Financial Accounting Standard No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities.

(4)	The pro forma accumulated deficit includes a write-off of deferred financing, which relates substantially to the repayment of the old credit facility.

SELECTED HISTORICAL FINANCIAL INFORMATION

     The following table sets forth our selected historical consolidated financial information, and has been derived from and should be read in conjunction with our audited and unaudited consolidated financial statements, including the notes thereto. Our audited consolidated financial statements at June 27, 2003 and July 2, 2004 and for the fiscal years ended June 28, 2002, June 27, 2003 and July 2, 2004 and our unaudited consolidated financial statements for the nine months ended March 26, 2004 and April 1, 2005 are incorporated by reference into this prospectus. Our audited consolidated financial statements at June 30, 2000, June 29, 2001 and June 28, 2002 and for the fiscal years ended June 30, 2000 and June 29, 2001 are not included or incorporated by reference into this prospectus.

	Years Ended					Nine Months Ended

	June 30,	June 29,	June 28,	June 27,	July 2,	March 26,	April 1,
	2000(4)	2001(4)	2002(4)	2003	2004	2004	2005

			(Dollars in thousands)
Statement of Operations Data:
Net sales	$524,817	$525,837	$577,749	$610,663	$635,642	$427,903	$475,923
Cost of goods sold	394,480	399,836	430,457	459,471	527,646	324,589	392,305

Gross profit	130,337	126,001	147,292	151,192	107,996	103,314	83,618
Integration expense(1)	—	—	—	11,164	7,775	4,731	6,830
Selling, general and administrative expenses	58,343	60,999	69,444	61,600	69,159	46,198	45,542

Income from operations	71,994	65,002	77,848	78,428	31,062	52,385	31,246
Interest expense, net(2)	95,771	76,569	70,934	71,266	84,451	62,222	66,053
Unrealized (gain) loss on derivative contracts	—	13,891	7,830	1,997	(10,654)	(4,986)	(7,262)
Other expense (income)	4,705	605	(6)	(531)	605	856	(2,273)

Pre-tax income (loss)	(28,482)	(26,063)	(910)	5,696	(43,340)	(5,707)	(25,272)
Income tax provision (benefit)	(7,514)	(7,069)	5,677	2,306	11,121	(2,280)	3,734

Net income (loss)	$(20,968)	$(18,994)	$(6,587)	$3,390	$(54,461)	$(3,427)	$(29,006)

Other Financial Data:
Depreciation and amortization	$34,748	$37,670	$39,863	$28,342	$32,304	$24,322	$22,975
Capital expenditures	16,258	17,116	24,653	32,232	29,472	22,718	14,247
Ratio of earnings to fixed charges(3)	—	—	—	1.1x	—	—	—
Balance Sheet Data (End of Period)
Cash and cash equivalents	$12,525	$44,645	$28,199	$48,062	$29,735	$18,422	$12,709
Working capital	145,879	199,129	218,919	249,665	229,876	272,513	220,429
Total assets	574,789	621,494	691,963	784,764	747,682	788,167	752,277
Total debt	651,593	678,150	692,821	729,484	734,007	736,080	753,101
Total liabilities	723,939	756,191	783,074	849,575	848,717	843,918	880,229
Total stockholders’ equity (deficit)	(149,150)	(134,697)	(91,111)	(64,811)	(101,035)	(55,751)	(127,952)

(1)	Integration expense represents costs to reconfigure and redesign the acquired production facilities to conform to our current production and product standards as well as costs associated with the closing of our Rockaway facility.

(2)	In connection with the adoption of SFAS 145, included in interest expense for the year ended June 30, 2000 is approximately $35.4 million comprised of prepayment penalties and other interest costs of $39.3 million, the write-off of deferred financing costs of $16.7 million and other fees of $1.3 million, net of a tax included a $5.0 million reduction in deferred financing costs.

(3)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, “earnings” include net income (loss) before taxes and fixed charges. “Fixed charges” include interest, whether expensed or capitalized, and amortization of debt expense and for the year ended June 30, 2000 exclude the amounts related to our recapitalization discussed in (2) above. The portion of rental expense that is representative of the interest factor has not been included in fixed charges since it is not considered material. Fixed charges exceeded earnings before fixed charges for the year ended June 30, 2000 by $29.8 million, for the year ended June 29, 2001 by $26.8 million, for the year ended June 28, 2002 by $1.5 million, for the year ended July 2, 2004 by $43.7 million, for the nine months ended March 26, 2004 by $6.0 million, and for the nine months ended April 1, 2005 by $25.5 million.

(4)	The financial information for the fiscal years ended June 30, 2000, June 29, 2001 and June 28, 2002 does not include information for Elm Packaging Company and the Swan Hose business prior to their acquisitions by the Company. For more information relating to Elm and Swan, see Note 3 to the Consolidated Financial Statements for the fiscal year ended July 2, 2004 incorporated by reference in this prospectus.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     As of June 10, 2005, we received $30 million of equity contributions from one of our existing investors, Weston Presidio Service Company, LLC and funds managed by Weston Presidio Service Company, LLC (together, “WP”) and $1.8 million from our Chief Executive Officer for shares of our Series A Preferred Stock. Any additional purchases of Series A Preferred Stock by purchasers other than WP and our Chief Executive Officer will be allocated as follows:

  The next $15 million in purchases of Series A Preferred Stock will reduce WP’s investment by an equal amount (through sales of Series A Preferred Stock by WP to other existing investors), dollar for dollar, until WP’s new cash investment is reduced from $30 million to $15 million.

  The next $28.2 million of new cash investment will be obtained by the Company through the issuance of new shares of Series A Preferred Stock.

  Any amount in excess of the foregoing will further reduce WP’s new cash investment, dollar for dollar, at WP’s sole discretion; provided in no event shall the WP investors be allocated less than their pro rata share.

     No assurance can be given that we will be successful in selling additional shares of the Series A Preferred Stock.

     In connection with these equity contributions, we entered into a Series A Preferred Stock Purchase Agreement with the purchasers. We also amended our Investors’ Agreement and our Certificate of Incorporation to incorporate the terms of the Series A Preferred Stock and we amended the employment agreement with our Chief Executive Officer which reduced his salary from $7 million to $4 million for a term of two years. See “Description of Series A Preferred Stock.”

DESCRIPTION OF OUR INDEBTEDNESS

     The following descriptions are summaries of material terms of agreements governing our material indebtedness. This summary does not include the description of our old notes, which terms are substantially identical to the terms of our new notes described below. The only other indebtedness we have is approximately $5.8 million incurred by foreign subsidiaries. The following summaries may not contain all of the information that may be important to you. To fully understand the agreements you should carefully read each of the agreements, each of which may be obtained from us.

New Asset-Based Credit Facility

     On June 10, 2005, we entered into a new asset-based credit facility Citicorp USA, Inc., as administrative agent, and the other agents and lenders named therein, consists of a four-year, asset-based revolving credit facility in the amount of $65,000,000. Availability under the new asset-based credit facility will be equal to (i) the lesser of (A) the borrowing base (as defined in the new asset-based credit facility) and (B) the then effective commitments under the new asset-based credit facility minus (ii) such availability reserves as the administrative agent, in its sole discretion, deems appropriate.

     The new asset-based credit facility includes a $25,000,000 letter of credit subfacility. Amounts borrowed under our new asset-based credit facility will be used for general corporate and working capital purposes. The commitments under our new asset-based credit facility will terminate on the fourth anniversary of the closing date, and all loans outstanding under the new asset-based credit facility will become due and payable.

     Loans under the new asset-based credit facility are guaranteed by each of our domestic subsidiaries. Loans under the new asset-based credit facility are secured on a first priority basis by all of our and our domestic subsidiaries’ ABL Collateral.

     Loans under our new asset-based credit facility bear interest by reference to a base rate or a reserve adjusted Eurodollar rate, at our option, in each case plus an applicable margin, as each such term is defined in the new asset-based credit facility.

     In addition, the new asset-based credit facility includes a provision permitting, at our option, an increase in the aggregate amount of the new asset-based credit facility by up to an additional $60,000,000 with the consent of the agents thereunder.

     The new asset-based credit facility imposes certain affirmative and negative duties on us and our subsidiaries. As part of these covenants, we are restricted or limited in our ability to, among other things:

  incur and voluntarily prepay certain of our and our subsidiaries’ debt;

  grant liens on our and our subsidiaries’ assets;

  undertake certain mergers, consolidations and sales/purchases of assets;

  pay certain dividends or distributions and redeem, purchase, retire or make other acquisition of our equity interests;

  make certain investments and acquisitions;

  transact with our affiliates; and

  make capital expenditures.

     The new asset-based credit facility provides that certain events will constitute events of default under the new asset-based credit facility. These events include, among other things:

  our failure to pay when due amounts owed under the new asset-based credit facility;

  our or our subsidiaries’ failure to observe or perform the covenants set forth in the new asset-based credit facility;

  the inaccuracy of the representations and warranties set forth in the new asset-based credit facility;

  the imposition of certain judgments against us or our subsidiaries;

  our or our subsidiaries’ failure to pay certain other of our or our subsidiaries’ debt;

  the acceleration of the maturity of material debt;

  the occurrence of certain bankruptcy or insolvency proceedings or events;

  the invalidity or unenforceability of any lien or guarantee securing our obligations under the new asset-based credit facility; and

  the occurrence of a change of control.

First Lien Senior Secured Notes

     We issued $150,000,000 first lien senior secured notes on June 10, 2005 which have similar terms as the notes offered for exchange here. Interest on those senior secured notes accrues at the rate of 10 7/8% per annum and are payable semi-annually in arrears on February 15 and August 15 of each year, beginning February 15, 2006. These first lien notes will mature on August 15, 2012.

     We may redeem all or part of these first lien notes on or after August 15, 2009. Prior to August 15, 2008, we may redeem up to 35% of the aggregate principal amount of the senior secured notes with the proceeds of certain equity offerings.

     These first lien notes are secured by first priority liens on substantially all of our assets other than the ABL Collateral securing these notes, on which the holders of these notes hold a second priority lien. The collateral that the holders of these first lien notes hold a first priority lien on includes, but is not limited to, the following property of us and the guarantors party to the indenture:

     (1) all of the stock and equity interests of certain of our domestic subsidiaries and 65% of the capital stock and equity interests of certain of the our foreign subsidiaries, provided that, in the case of foreign subsidiaries, the pledged stock and equity interests comprise no more than 65% of the voting power of all classes of stock in any of the foreign subsidiaries;

     (2) all equipment;

     (3) certain owned real property;

     (4) rights under certain railcar leases;

     (5) all instruments, documents, deposit accounts, investment property, letters of credit, letter-of-credit rights, supporting obligations and chattel paper, in each case, to the extent that any amounts payable under or in connection with any or all of the items or types of assets described in clauses (1) through (4) above are evidenced by the items or types of assets described in this clause (5);

     (6) commercial tort claims arising from or in connection with the Collateral described in clauses (1) through (5) above;

     (7) all books and records to the extent relating primarily to any or all of the foregoing; and

     (8) all proceeds of and all other profits; products, rents or receipts arising from the collection, sale, lease, exchange, assignment, licensing or other disposition or realization upon the Collateral described in clauses (1) through (7) above, including, without limitation proceeds of insurance with respect to any or all of the foregoing clauses (1) through (7).

     In addition, these first lien notes are secured on a second priority basis (junior only to the liens held by lenders under the asset-based credit facility and senior to the lien thereon for the benefit of the notes offered for exchange here) by all of the following property of us and the guarantors party to the indenture:

     (1) all accounts receivable;

     (2) all inventory;

     (3) all general intangibles (including, without limitation, all patents, trademarks, copyrights and other intellectual property);

     (4) all instruments, documents, deposit accounts and all cash and cash equivalents deposited therein, letters of credit, letter-of-credit rights supporting obligations and chattel paper (other than instruments, documents, deposit accounts and all cash and cash equivalents deposited therein, letters of credit, letter-of-credit rights, supporting obligations and chattel paper specified in clause (5) of the paragraph above which the first lien noteholders hold a first priority lien);

     (5) all investment property (other than (x) stock and equity interests specified in clause (1) of the paragraph above and (y) investment property specified in clause (5) of the paragraph above);

     (6) commercial tort claims arising from or in connection with the Collateral described in clauses (1) through (5) above;

     (7) all books and records to the extent relating primarily to any or all of the foregoing; and

     (8) all proceeds of and all other profits, products, rents or receipts arising from the collection, sale, lease, exchange, assignment, licensing or other disposition or realization upon the Collateral described in clauses (1) through (7) above, including, without limitation, proceeds of insurance with respect to any or all of the foregoing clauses (1) through (7).

     Pursuant to a registration rights agreement that we and our subsidiary guarantors entered into in connection with our existing senior secured notes, we and our subsidiary guarantors agreed to file a registration statement with the SEC relating to an offer to exchange or register the senior secured notes and guarantees for publicly tradeable notes and guarantees having substantially identical terms. We and the guarantors also agreed to use all commercially reasonable efforts to cause the registration statement to be declared effective by the SEC on or prior to the date specified in the registration rights agreement.

Senior Subordinated Notes

     In June 2000 and May 2002, we respectively issued $275.0 million and $40.0 million aggregate principal amount of the 12 3/4% senior subordinated notes due June 15, 2010. These notes are our senior subordinated unsecured obligations and are guaranteed by each of our existing and future domestic restricted subsidiaries with assets or stockholders’ equity in excess of $25,000. The senior subordinated notes bear interest at an annual rate of 12 3/4%, payable semiannually on each June 15 and December 15.

     The senior subordinated notes are subject to redemption, in whole or in part, at our option, at any time on or after June 15, 2005 at the redemption prices described below if redeemed during the twelve month period commencing June 15 in the years set forth below:

Period	Redemption Price
2005	106.375%
2006	104.250%
2007	102.125%
2008 and thereafter	100.000%

     Holders of the senior subordinated notes have the option of requiring us to repurchase their notes in cash upon a change of control at a repurchase price equal to 101% of the principal amount of the notes plus accrued interest, if any, to the date of the repurchase.

     The indenture governing the senior subordinated notes restricts our ability and the ability of our restricted subsidiaries to:

  incur additional indebtedness and issue preferred stock;

  pay dividends or make other distributions;

  make other restricted payments and investments;

  create liens;

  incur restrictions on the ability of our restricted subsidiaries to pay dividends or other payments to us;

  sell assets;

  merge or consolidate with other entities;

  enter into transactions with affiliates;

  issue capital stock of restricted subsidiaries; and

  effect acquisitions.

     However, these limitations are subject to a variety of exceptions and qualifications.

     The senior subordinated notes include customary events of default, including failure to pay principal and interest on the notes, a failure to comply with covenants, a failure by us or our subsidiaries to pay material judgments or indebtedness and bankruptcy and insolvency events with respect to us and our material subsidiaries.

DESCRIPTION OF SERIES A PREFERRED STOCK

     The following summary of certain provisions of our Series A Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, our Amended and Restated Certificate of Incorporation.

     Liquidation Event. Upon the occurrence of a sale of the Company or its subsidiaries, whether by merger, asset sale or change in equity control, or a liquidation of the Company, the Series A Preferred Stock shall be redeemed at an amount per share equal to (i) 115% of the purchase price of the Series A Preferred Stock prior to October 31, 2005, and (ii) three times the purchase price thereafter (such amount determined in (i) or (ii) hereinafter referred to as the “Liquidation Value”).

     Mandatory Redemption. Upon the earlier of (i) February 15, 2014 or (ii) to the extent such redemption is permitted under the Company’s new asset-based credit facility, the payment in full of the Company’s senior subordinated notes and existing senior secured notes, the Series A Preferred Stock shall be redeemed in full in cash at the price equal to 115% of the purchase price of the Series A Preferred Stock prior to October 31, 2005 and three times the purchase price thereafter.

     Dividends. From and after a Trigger Event, the Series A Preferred Stock shall be entitled to receive out of any assets legally available cumulative dividends at a rate of 12% per annum, compounded quarterly, on the original purchase price. The dividends shall begin to accrue on the Trigger Event and shall be paid quarterly in arrears. However, if the Company is prevented from paying such dividends in cash for certain reasons, the dividends will cumulate at the rate of 12% per annum, compounded quarterly.

     Trigger Event. A Trigger Event shall mean:

     (i) the failure of the Company to redeem any shares of the Series A Preferred Stock in cash when required to do so;

     (ii) the failure by the Company or Dr. Smith to perform or observe any other covenant in the Series A Preferred Stock Purchase Agreement or any ancillary documents that is continued for more than sixty (60) days and that is reasonably expected to have a material adverse effect on the Company or the holders of the Series A Preferred Stock;

     (iii) any false or misleading representation or warranty by the Company in the Series A Preferred Stock Purchase Agreement that is reasonably expected to have a material adverse effect on the Company or the holders of the Series A Preferred Stock;

     (iv) the failure by the Company or any Significant Subsidiary (as defined in Rule 1-02(w) of Regulation S-X) to make payments when due (which failure is continued beyond the cure period contained in the documents governing such payments or which has not been waived by the lender): (A) of the principal amount of any indebtedness or other security (whether at maturity, upon a scheduled amortization date or any other mandatory prepayment date) having an aggregate principal amount in excess of $10 million; or (B) which failure results in the acceleration of indebtedness which aggregates in excess of $10 million;

     (v) the Company or any Significant Subsidiary pursuant to or within the meaning of Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency or similar law (“Bankruptcy Law”) (A) commences a voluntary case or proceeding, (B) consents to the entry of an order for relief against it in an involuntary case or proceeding, (C) consents to the appointment of a custodian of it or for all or substantially all of its property, (D) makes a general assignment for the benefit of its creditors, or (E) generally is not paying its debts as they become due;

     (vi) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Significant Subsidiaries in an involuntary case, (B) appoints a custodian of the Company or any of its Significant Subsidiaries or for all or substantially all of the property of the

Company or any of its Significant Subsidiaries, or (C) orders the liquidation of the Company or any of its Significant Subsidiaries, and, in each case, the order or decree remains unstayed and in effect for sixty (60) consecutive days;

     (vii) an unsatisfied judgment against the Company or any of its Significant Subsidiaries in excess of $10 million which remains undischarged or unstayed (including stays pending appeal) for a period of 60 days;

     (viii) the failure of Dr. Smith to serve as Chief Executive Officer as a result of his death or disability or for any other reason except voluntary resignation if a replacement, acceptable to the holders of a majority of the Series A Preferred Stock in their sole and absolute discretion, is not found within six months after such death or disability;

     (ix) the failure of Dr. Smith to serve as Chief Executive Officer as a result of a voluntary resignation of employment;

     (x) April 30, 2007; or

     (xi) closing of an underwritten registered initial public offering of the Company’s equity, any Liquidation Event or any repayment in full of the Notes, in each case upon which the Company does not redeem the Series A Preferred Stock in full in cash in an amount equal to the Liquidation Value.

     Voting Rights. Holders of shares of Series A Preferred Stock will have no voting rights except as described below. In such case, each such holder shall be entitled to one vote for each share held.

     The board of directors of the Company consists of six directors, one of whom shall be elected by the holders of the Series A Preferred Stock. After the occurrence of certain Trigger Events (as defined in the Company’s Amended and Restated Certificate of Incorporation) the Series A Preferred Stockholders shall have the right to increase the vote of the director elected by Series A Preferred Stockholders from one vote to six votes for all matters considered by the Company’s board of directors.

     Protective Provisions. As long as shares of Series A Preferred Stock are issued and outstanding, without first obtaining the approval of the Series A Preferred Stockholders, the Company shall not, and shall not permit its subsidiaries to, either directly or indirectly, through a merger, consolidation or otherwise:

  Create, authorize or issue any securities of the Company or any significant subsidiary other than (i) common stock or options to purchase common stock not to exceed 45.75206 shares of common stock and (ii) certain refinancing securities as defined in the Amended and Restated Certificate of Incorporation;

  Amend the Amended and Restated Certificate of Incorporation or the by-laws of the Company;

  Except where the proceeds are used to redeem the Series A Preferred Stock, consummate any sale of the Company or any significant subsidiary or sale of substantially all of the assets of the Company or any significant subsidiary;

  Liquidate or dissolve the Company or any significant subsidiary;

  Declare or pay any dividend or other distributions of the Company or its significant subsidiaries’ securities or redeem or repurchase any securities of the Company or any significant subsidiaries other than Series A Preferred Stock;

  Increase or decrease the authorized number of directors of the Company;

  Enter into any related party transactions in excess of $1 million in the aggregate;

  Incur any indebtedness other than indebtedness the terms of which do not prohibit the redemption of the Series A Preferred Stock in full in cash on February 15, 2014;

  Amend the Company’s agreements relating to indebtedness that would prohibit the redemption of the Series A Preferred Stock in full in cash on February 15, 2014;

  Hire or terminate the Chief Executive Officer, the Chief Financial Officer or the Chief Operating Officer or making any modifications to their compensation arrangements; or

  Report a distribution on the Series A Preferred Stock for tax purposes except to the extent such distribution is paid in cash or to the extent that the Company has received consent from the representative chosen by a majority of the Series A Preferred Stockholder, which consent shall not be unreasonably withheld.

DESCRIPTION OF THE NEW NOTES

     As used below in this “Description of the New Notes” section, the “Company,” “we,” “us,” “our” and “ours” means Tekni-Plex, Inc. but not any of its subsidiaries. We issued the old notes, and the new notes are to be issued under an indenture, dated as of November 21, 2003, among us, the guarantors party thereto and HSBC Bank USA, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The notes are subject to all such terms, and holders of the notes are referred to the indenture and the Trust Indenture Act for a statement thereof.

     The terms of the new notes are identical in all material respects to the terms of the old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. The old notes and the new notes will be considered collectively to be a single class for all purposes under the indenture, including, without limitation, waivers and amendments.

     The notes will be our senior secured obligations. The notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Initially, the trustee will act as paying agent and registrar for the notes.

Brief Description of the New Notes and the Guarantees

The Notes

     The notes will be:

  general obligations of TPI;

  secured, on a junior basis, by security interests in all of the same assets of TPI and the Guarantors that secure Priority Lien Debt including obligations under the new asset-based credit facility and the first lien notes, subject to certain exceptions described under the caption “— Security” below;

  effectively junior to all Priority Lien Debt, which will be secured on a senior basis by substantially the same assets that secure the notes, and to certain purchase money security interests, capital lease obligations and obligations secured by Permitted Liens;

  pari passu in right of payment with all existing and future senior Indebtedness of TPI;

  senior in right of payment to any future subordinated Indebtedness of TPI; and

  fully and unconditionally guaranteed by the Guarantors, except as may be limited to prevent such Guarantee from constituting a fraudulent conveyance under applicable law.

     As of April 1, 2005, on a pro forma basis after giving effect to the issuance of the first lien notes, the equity contribution and the repayment of the amounts outstanding under the Credit Agreement, TPI would have had no indebtedness outstanding under the Credit Agreement, with approximately $65 million in undrawn revolving loan availability under the asset-based credit facility and $150 million outstanding under the indenture governing our first lien notes. Such amounts are, or would be, secured by first priority liens, or in the case of the first lien notes, secured by second priority liens with respect to the portion of the Collateral securing the new asset-based credit facility. All such security interests will be senior to the notes. In addition, under the indenture, TPI also may incur additional indebtedness secured by Priority Liens as described under the caption “— Security” below. See “Risk Factors — The collateral securing the notes is subject to control by creditors with senior liens. If there is a default, the value of such collateral may not be sufficient to repay the holders of such senior liens and the holders of the notes.”

     At April 1, 2005, on a pro forma basis after giving effect to the equity contributions, the issuance of the first lien notes and the repayment of all amounts outstanding under our Credit Agreement the amount of our outstanding debt that was effectively senior to the new notes was $150.0 million. We have no outstanding debt ranking pari passu with the new notes.

     At April 1, 2005, on a pro forma basis after giving effect to the equity contributions, the issuance of the first lien notes and the repayment of all amounts outstanding under our old Credit Agreement, pursuant to the terms of the subordinated notes indenture, the new asset-based credit facility, the indenture governing our first lien notes and the new notes indenture, we and our subsidiary guarantors may incur additional debt as follows: $65.0 million, and under certain circumstances an additional $60.0 million, under our asset-based credit facility and to the extent not violative of the ratios set forth in our financial covenants, an unlimited amount of intercompany debt, intercompany guarantees and certain hedging obligations. Such additional debt will rank pari passu in right of payment with the new notes. However, such additional debt under the new asset-based credit facility and related hedging obligations will be secured by a first priority lien on a portion of the collateral securing the new notes and will therefore effectively rank senior to the new notes. In addition, if any of such purchase money debt, capital leases or mortgages is secured, it will effectively rank senior to the new notes. Any additional intercompany debt and intercompany guarantees will be effectively junior to the new notes because such debt will not be secured by the collateral securing the new notes. Both our guarantor subsidiaries and our non-guarantor subsidiaries are restricted subsidiaries. Accordingly, our non-guarantor subsidiaries are subject to the same borrowing limits as our guarantor subsidiaries.

The Guarantees

     The notes will be guaranteed by substantially all of TPI’s current and future Domestic Subsidiaries.

     Each guarantee of the notes will be:

  a general obligation of the Guarantor;

  secured, on a junior basis, by security interests in all of the same assets of the Guarantors that secure the Guarantor’s obligations under the Priority Lien Debt including obligations under the Credit Agreement, subject to certain exceptions described under the caption “— Security” below;

  effectively junior to that Guarantor’s guarantee of all Priority Lien Debt, which will be secured on a senior basis by substantially the same assets that secure the guarantees, and to certain purchase money security interests, capital lease obligations and obligations secured by Permitted Liens;

  pari passu in right of payment with all existing and future senior Indebtedness of the Guarantors; and

  senior in right of payment to any future subordinated Indebtedness of the Guarantors.

     As of the date of the indenture, all of our subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Our Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our future Unrestricted Subsidiaries as well as our Foreign Subsidiaries, will not guarantee the notes.

Principal, Maturity and Interest

     TPI issued $275.0 million in aggregate principal amount of the old notes. TPI may issue additional notes from time to time. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Our Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. TPI issued the notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on November 15, 2013.

     Interest on the notes will accrue at the rate of 8 3/4% per annum and will be payable semi-annually in arrears on May 15 and November 15, commencing on November 15, 2005. Interest on overdue principal and interest will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. TPI will make each interest payment to the holders of record on the immediately preceding May 1 and November 1.

     Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

     If a holder of notes has given wire transfer instructions to TPI, TPI will pay all principal and interest and premium on that holder’s notes by wire transfer to a U.S. dollar account maintained by the holder. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York by U.S. dollar check unless TPI elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

     The trustee will initially act as paying agent and registrar. TPI may change the paying agent or registrar without prior notice to the holders of the notes, and TPI or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

     A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. TPI is not required to transfer or exchange any note selected for redemption. Also, TPI is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

     The notes will be guaranteed by substantially all of TPI’s current and future Domestic Subsidiaries. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Federal and state statutes allow courts, under specific circumstances, to limit your rights as a noteholder.”

     A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than TPI or another Guarantor, unless either:

     (a) such Guarantor is the surviving Person or the Person acquiring the property in any such sale or disposition or the Person formed by any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and security documents pursuant to a supplemental indenture and appropriate security documents reasonably satisfactory to the trustee under the indenture; or

     (b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

     The Subsidiary Guarantee of a Guarantor will be released:

     (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger, consolidation or otherwise) by TPI or a Restricted Subsidiary of TPI, if the sale or other disposition complies with the “Asset Sale” provisions of the indenture;

     (2) in connection with any sale or other disposition of all of the Capital Stock of a Guarantor by TPI or a Subsidiary of TPI, if the sale or other disposition complies with the “Asset Sale” provisions of the indenture;

     (3) if TPI designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

     (4) upon legal defeasance or satisfaction and discharge of the notes as provided below under the captions “— Defeasance” and “— Satisfaction and Discharge.”

Security

Collateral and Security

     Security Documents. The payment of the principal of and interest and premium on the notes, and the payment and performance of all other Note Obligations are secured, on a junior basis, by security interests in the Collateral (in the case of the portion of the Collateral securing the obligations under the new asset-based credit facility, the lien held by the holders of the notes are junior to the liens thereon securing the first lien notes, which are in turn junior to the liens thereon securing the obligations under the new asset-based credit facility), as provided in the security documents. As a result of their junior lien status, the holders of the notes will not be able to force a sale of Collateral or otherwise exercise many of the remedies available to a secured creditor without the concurrence of the holders of Priority Lien Debt. See “Risk Factors — The lien-ranking agreements set forth in the indenture will limit the rights of the holders of the notes with respect to the collateral securing the notes.” TPI and the Guarantors will enter into and deliver the security documents simultaneously with the execution and delivery of the indenture.

     The Collateral securing the Note Obligations consists of the same collateral that secures, on a senior basis, the Priority Lien Obligations. The Collateral includes, but is not limited to, the following property of TPI and the Guarantors (whether now owned or existing or acquired or arising after the date of the indenture):

(1)	all of the stock and equity interests of TPI’s Domestic Subsidiaries and 65% of the Capital Stock and equity interests of certain of TPI’s Foreign Subsidiaries including Tekni-Plex, Europe, N.V., Pureplast Acquisition Limited, Tekni-Plex, Inc. and Tekni-Plex Argentina, SA;

(2)	all accounts, inventory, general intangibles, equipment and insurance policies;

(3)	all documents of title covering, evidencing or representing goods;

(4)	all instruments and chattel paper;

(5)	commercial tort claims;

(6)	certain real property;

(7)	rights under certain railcar leases;

(8)	patents, trademarks, copyrights and other intellectual property;

(9)	all letter of credit rights;

(10)	all supporting obligations;

(11)	certain deposit accounts; and

(12)	all proceeds of, and all other profits, products, rents or receipts, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition or realization upon the Collateral described in (1) through (11) above.

     There are also assets of TPI and the Guarantors which secure certain purchase money security interests, capital lease obligations and Permitted Liens, but are not part of the Collateral securing the Note Obligations or the collateral securing the Priority Lien Obligations.

     The Liens securing the Note Obligations will be created pursuant to the indenture, pledge agreements, the security agreement, certain mortgages or deeds of trust and one or more trademark, patent and copyright security agreements or other grants or transfers for security executed and delivered by TPI or a Guarantor creating a Lien upon property owned or to be acquired by TPI or such Guarantor in favor of the trustee for the benefit of all present and future holders of Note Obligations. The indenture includes certain provisions relating to the ranking of these Liens, as described below under the caption “— Ranking of Note Liens.”

     TPI will, and will cause each of the Guarantors to, do or cause to be done all acts and things which may be required, or which the trustee from time to time may reasonably request, to assure and confirm that the trustee holds, for the benefit of the holders of Note Obligations, duly created, enforceable and perfected Liens upon the Collateral as contemplated by the indenture and the security documents.

     TPI and the Guarantors covenant in the indenture that they will provide the trustee, within 45 days of the closing of the old notes offering, legal opinions issued by counsel in each state where the real property portion of the Collateral is located and lender’s extended coverage title insurance verifying the second priority perfected security interest in the real property portion of the Collateral.

     The trustee will hold the Liens granted to it pursuant to the indenture and the security documents. Except as required or permitted by the indenture, the trustee will not be obligated to:

     (1) act upon directions purported to be delivered to it by any other Person;

     (2) foreclose upon or otherwise enforce any Lien; or

     (3) take any other action whatsoever with regard to any or all of the Liens, security documents or the Collateral.

     Neither the trustee nor any of its officers, directors, employees, attorneys or agents, will be responsible for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the security documents, for the creation, perfection, priority, sufficiency or protection of any Lien or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the liens or security documents or for any delay in doing so.

     Authorization of Actions to Be Taken. The trustee will be authorized and empowered to receive for the benefit of the holders of notes any funds collected or distributed under the indenture and the security documents and to make further distributions of such funds to the holders of notes according to the provisions of the indenture.

     Subject to the provisions of the indenture governing the trustee’s duties and rights generally, and subject to the provisions described below under the caption “— Ranking of Note Liens,” the trustee may, in its sole discretion and without the consent of the holders of notes, take all actions it deems necessary or appropriate in order to:

     (1) foreclose upon or otherwise enforce any or all of the Note Liens;

     (2) enforce any of the terms of the security documents; or

     (3) collect and receive payment of any and all Note Obligations.

     Release of Note Liens. The Note Liens will be released in whole:

     (1) upon payment in full of the principal of, and accrued and unpaid interest and premium on the notes and payment in full of all other Note Obligations that are due and payable at or prior to the time such principal, accrued and unpaid interest and premium are paid;

     (2) upon satisfaction and discharge of the indenture in accordance with the indenture; or

     (3) upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described below under the caption “— Legal Defeasance and Covenant Defeasance.”

     The Note Liens will be released in part with respect to any asset constituting Collateral:

     (1) upon delivery by TPI to the trustee of an officers’ certificate certifying that the asset has been sold or otherwise disposed of by TPI or a Guarantor to a Person other than TPI or a Guarantor in a transaction permitted by the indenture, at the time of such sale or disposition; or

     (2) upon delivery by TPI to the trustee of an officers’ certificate certifying that the asset is owned or has been acquired by a Guarantor that has been released from its Guarantee (including by virtue of a Subsidiary Guarantor becoming an Unrestricted Subsidiary).

     Filing, Recording and Opinions. Immediately prior to the issuance of the exchange notes and on August 1 of each year beginning with August 1, 2006, TPI will furnish to the trustee an opinion of counsel, in the form specified in the indenture for such opinion, with respect to the effectiveness and perfection of the Liens intended to be created by the security documents. TPI will otherwise comply with the provisions of TIA §314(b).

     To the extent applicable, TPI will cause TIA §313(b), relating to reports, and TIA §314(d), relating to the release of property or securities from Note Liens or relating to the substitution for the Note Liens of any property or securities to be subjected to the Lien of the security documents, to be complied with and will furnish to the trustee, prior to each proposed release of Collateral pursuant to the indenture and the security documents, all documents required by TIA §314(d) and an opinion of counsel to the effect that the accompanying documents constitute all documents required by TIA §314(d). Notwithstanding anything to the contrary in this paragraph, TPI will not be required to comply with all or any portion of TIA §314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the Commission or its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of released Collateral.

Ranking of Note Liens

     Set forth below is a summary of the lien-ranking provisions of the indenture. These provisions are enforceable by the holders of Priority Liens and are generally not enforceable by TPI.

     Ranking. The Note Liens will in all circumstances be junior and subordinate in ranking to all Priority Liens, whenever granted, upon any present or future Collateral, but only to the extent the Priority Liens secure Priority Lien Obligations.

     The ranking of the Note Liens:

     (1) will be enforceable by each holder of Priority Liens; and

     (2) will remain enforceable by the holders of Priority Liens until the Discharge of Priority Lien Obligations.

     Designation of Priority Lien Debt. All Indebtedness outstanding under the Credit Agreement that was permitted to be incurred by clause (1) or clause (14) of the definition of “Permitted Debt” will constitute Priority Lien Debt, as well as the Hedging Obligations permitted to be incurred by clause (8) of the definition of “Permitted Debt” to the extent that such Hedging Obligations are equally and ratably secured by any and all Liens securing Indebtedness outstanding under the Credit Agreement. In addition, TPI may designate as Priority Lien Debt any Indebtedness under any Credit Facility other than the Credit Agreement that was permitted to be incurred by the Credit Agreement and by clause (1) or clause (14) of the definition of “Permitted Debt,” to the extent that such Indebtedness is equally and ratably secured.

     Restriction on Enforcement of Note Liens. Until the Discharge of Priority Lien Obligations, the holders of Priority Liens will have the exclusive right to enforce the terms of the Priority Lien Documents with respect to all Collateral and to exercise and enforce all privileges and rights thereunder as permitted by the Priority Lien Documents and applicable law, including, without limitation, the exclusive right to take any actions to collect, foreclose or realize upon any Collateral. Subject to the exceptions set forth in clauses (1) through (4) below and those described below under the caption “— Relative Rights,” the holders of notes will not authorize or instruct the trustee, and the trustee will not, and will not authorize or direct any Person acting for it, the trustee or any holder of Note Obligations to, exercise any right or remedy with respect to any Collateral (including any right of set-off) or take any action to enforce, collect or realize upon any Collateral, except that, in any event, any such right or remedy may be exercised and any such action may be taken, authorized or instructed:

     (1) without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations;

     (2) as necessary to redeem any Collateral in a creditor’s redemption permitted by law or to deliver any notice or demand necessary to enforce (subject to the prior Discharge of Priority Lien Obligations) any right to claim, take or receive proceeds of Collateral remaining after the Discharge of Priority Lien Obligations in the event of foreclosure or other enforcement of any prior Lien;

     (3) as necessary to perfect a Lien upon any Collateral by any method of perfection except through possession or control; or

     (4) as necessary to prove, preserve or protect (but not enforce) the Note Liens.

     Except for payments received free from the Priority Liens as provided in this section all proceeds of Collateral received by the trustee or any holder of the notes at any time prior to the Discharge of Priority Lien Obligations will be held by the trustee or such holder, as the case may be, for the account of the holders of Priority Liens and remitted to the Credit Agreement Agent upon demand by the Credit Agreement Agent.

     Except for payments that are made from or constitute proceeds of property subject to Priority Liens and that are received by the trustee or any holder of Note Obligations at any time prior to the Discharge of Priority Lien Obligations and after (a) the commencement of any insolvency or liquidation proceeding in respect of TPI or the grantor of any Priority Lien or (b) the trustee has received written notice from the Credit Agreement Agent stating that (i) the Priority Lien Debt has become due and payable in full (whether at maturity, upon acceleration or otherwise) or (ii) the holders of Priority Liens have become entitled to and desire to enforce any or all of the Priority Liens by reason of a default under Priority Lien Documents:

     (1) no payment of money (or the equivalent of money) made by TPI or a Guarantor to the trustee, any holder of notes or any other holder of Note Obligations (including, without limitation, payments and prepayments made for application to Note Obligations and all other payments and deposits made pursuant to any provision of the indenture, the notes, the Guarantees, or the security documents) will in any event be subject to the foregoing provisions of this section or otherwise affected by any of the provisions described under the caption “— Ranking of Note Liens;” and

     (2) all such payments of money (or the equivalent of money) will be received by the trustee, the holders of notes and the other holders of Note Obligations free from the Priority Liens and all other Liens thereon except the Note Liens.

     Insolvency or Liquidation Proceedings. The provisions under the caption “— Ranking of Note Liens” will be applied both before and after the filing of any petition by or against any Obligor under any insolvency or bankruptcy law and all converted or succeeding cases in respect thereof, and all references herein to any Obligor will be deemed to apply to the trustee for such Obligor and such Obligor as a debtor-in-possession. The relative rights of secured creditors in or to any distributions from or in respect of any Collateral or proceeds of Collateral shall continue after the filing of such petition on the same basis as prior to the date of such filing, subject to any court order approving the financing of, or use of cash collateral by any Obligor as debtor-in-possession.

     Without limiting the other provisions of the indenture, upon the commencement of a case under the Bankruptcy Code by or against any Obligor:

     (1) the Priority Lien Documents shall remain in full force and effect and enforceable pursuant to their respective terms.

     (2) in any such case under the Bankruptcy Code, the trustee and each of the note holders (a) agree not to take any action or vote in any way so as to contest (i) the validity or enforceability of any of the Priority Lien Documents or any of the Priority Lien Obligations thereunder, (ii) the validity, priority or enforceability of the Liens, mortgages, assignments and security interests granted pursuant to the Priority Lien Documents with respect to the Priority Lien Obligations, or (iii) the relative rights and duties of the holders of the Priority Lien Obligations and the Note Obligations granted and/or established in any Priority Lien Document with respect to such Liens, mortgages, assignments and security interests, and (b) acknowledge that the Priority Lien Obligations include interest accruing on or after the filing of any petition in bankruptcy or for reorganization, only to the extent a claim for post-petition interest is allowed in any such case.

     (3) so long as any Priority Lien Obligations are outstanding, without the express written consent of the Priority Lien Agent, none of the trustee or the note holders (or their representatives) shall (a) with respect to any rights under any Priority Lien Documents or applicable law, seek in respect of any part of the Collateral or proceeds thereof or any Lien which may exist thereon, any relief from or modification of the automatic stay as provided in Section 362 of the Bankruptcy Code, (b) oppose or object to the determination of the extent of any Liens held by any of the holders of the Priority Lien Obligations or the value of any claims of holders of the Priority Lien Obligations under Section 506(a) of the Bankruptcy Code, or (c) oppose or object to the payment of interest and expenses as provided under Sections 506(b) and (c) of the Bankruptcy Code.

     If, in any insolvency or liquidation proceeding and prior to the Discharge of Priority Lien Obligations, all of the Lenders (or the number of Lenders as may have the power to bind all of them):

     (1) consent to any order for use of cash collateral or agree to the extension of any Priority Lien Debt to any Obligor;

     (2) consent to any order granting any priming lien, replacement lien, cash payment or other relief on account of Priority Lien Obligations as adequate protection (or its equivalent) for the interests of the holders of Priority Liens in the property subject to the Priority Liens; or

     (3) consent to any order relating to a sale of assets of TPI or any Guarantor that:

     (a) provides, to the extent the sale is to be free and clear of Liens, that all Priority Liens and Note Liens will attach to the proceeds of the sale to the extent the assets sold constitute Collateral; and

     (b) grants Credit Bid Rights to the holders of notes;

then, so long as none of the Lenders, the Credit Agreement Agent or any representative acting for one or more of the Lenders in any respect opposes or otherwise contests any request made by the holders of Note Obligations for the grant to the trustee, for the benefit of the holders of Note Obligations and as adequate protection (or its equivalent) for the trustee’s interest in the Collateral under the Note Liens, of a junior lien upon any property upon which a Lien is (or is to be) granted under such order to secure the Priority Lien Obligations co-extensive in all respects with, but subordinated (as set forth in the provisions described under the caption “— Ranking of Note Liens”) in all respects to, such Lien and all Priority Liens upon such property, the holders of notes and the trustee will not oppose or otherwise contest the entry of such order, except that any such order approving a sale of assets or the bidding procedures for any sale of assets may be opposed or otherwise contested by them based on any ground that may be asserted by a holder of unsecured claims.

     The holders of notes and the trustee will not file or prosecute in any insolvency or liquidation proceeding any motion for adequate protection (or any comparable request for relief) based upon their interests in the Collateral under the Note Liens, except that:

     (1) they may freely seek and obtain relief granting a junior lien co-extensive in all respects with, but subordinated (as set forth in the provisions described under the caption “— Ranking of Note Liens”) in all respects to, all Liens granted in the insolvency or liquidation proceeding to the holders of Priority Lien Debt; and

     (2) they may freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations.

     If, in any insolvency or liquidation proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed both on account of Priority Lien Debt and on account of the notes, then, to the extent the debt obligations distributed on account of the Priority Lien Debt and on account of the notes are secured by Liens upon the same property, the provisions described under the caption “— Ranking of Note Liens” will survive the distribution of those debt obligations pursuant to the plan and will apply with like effect to the Liens securing those debt obligations.

     The holders of notes and the trustee will not assert or enforce, at any time prior to the Discharge of Priority Lien Obligations, any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the Priority Liens for costs or expenses of preserving or disposing of any Collateral.

     Notes, Subsidiary Guarantees and Other Note Obligations Not Subordinated. The provisions described under the caption “— Ranking of Note Liens” are intended solely to set forth the relative ranking, as Liens, of the Note Liens as against the Priority Liens. Neither the notes, the Subsidiary Guarantees and other Note Obligations nor the exercise or enforcement of any right or remedy for the payment or collection thereof are intended to be, or will ever be by reason of the provisions of “— Ranking of Note Liens,” in any respect subordinated, deferred, postponed, restricted or prejudiced.

     Relative Rights. The provisions described under the caption “— Ranking of Note Liens” define the relative rights, as lienholders, of holders of Note Liens and holders of Priority Liens. Nothing in the indenture will:

     (1) impair, as between TPI and holders of notes, the obligation of TPI, which is absolute and unconditional, to pay principal of and premium and interest on the notes in accordance with their terms or any other obligation of TPI or any other obligor under the indenture, the notes, the Subsidiary Guarantees and the security documents;

     (2) affect the relative rights of holders of notes and creditors of TPI or any of its Restricted Subsidiaries (other than holders of Priority Liens);

     (3) restrict the right of any holder of notes to sue for payments that are then due and owing;

     (4) prevent the trustee or any holder of notes from exercising against TPI or any Guarantor any of its other available remedies upon a Default or Event of Default not specifically prohibited by the provisions set forth above under the caption “— Ranking of Note Liens;” or

     (5) restrict the right of the trustee or any holder of notes to take any lawful action in an insolvency or liquidation proceeding not specifically prohibited by the provisions set forth above under the caption “— Ranking of Note Liens.”

     If TPI or any Restricted Subsidiary fails because of the provisions described under the caption “— Ranking of Note Liens” to perform any obligation binding upon it under the indenture, the notes, the Subsidiary Guarantees or the security documents, the failure still shall be a Default or Event of Default.

Optional Redemption

     At any time prior to November 15, 2006, TPI may on any one or more occasions redeem, in whole or in part, up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 108.75% of the principal amount of the notes redeemed, plus accrued and unpaid interest, on the notes redeemed to the applicable redemption date, with the net cash proceeds of one or more Equity Offerings; provided that: (1) at least 65% of the aggregate principal amount of notes issued under the indenture (excluding notes held by TPI and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption and (2) notice of redemption is mailed within 60 days of the date of the closing of any such Equity Offering.

     On or after November 15, 2008, TPI may, at its option, redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below, subject to the rights of noteholders on the relevant record date to receive interest on the relevant interest payment date that is on or prior to the date fixed for redemption:

Year	Percentage

2008	104.375%
2009	102.917%
2010	101.458%
2011 and thereafter	100.000%

     Except pursuant to the second preceding paragraph, the notes will not be redeemable at TPI’s option prior to November 15, 2008. Unless TPI defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof, as applicable, called for redemption on the applicable redemption date.

Mandatory Redemption

     TPI is not required to make mandatory redemption of, or sinking fund payments with respect to, the notes.

Selection and Notice

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

     (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

     (2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

     No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Repurchase at the Option of Holders

Change of Control

     If a Change of Control occurs, each holder of notes will have the right to require TPI to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, TPI will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased, to the date of purchase, subject to the rights of noteholders on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of purchase. Within 30 days following any Change of Control, TPI will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. TPI will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, TPI will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

     On the Change of Control Payment Date, TPI will, to the extent lawful:

     (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

     (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

     (3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by TPI.

     The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000. Unless TPI defaults on the Change of Control Payment, any note accepted for payment will cease to accrue interest on or after the Change of Control Payment Date.

     TPI will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The provisions described above that require TPI to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that TPI repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     TPI will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by TPI and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of TPI and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require TPI to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of TPI and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

     TPI will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

     (1) TPI or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

     (2) at least 75% of the consideration received in the Asset Sale by TPI or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

     (a) any liabilities, as shown on TPI’s most recent consolidated balance sheet, of TPI or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated in right of payment to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases TPI or such Restricted Subsidiary from further liability;

     (b) any securities, notes or other obligations received by TPI or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by TPI or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; and

     (c) any property or assets that are used or useful in a Permitted Business, or Capital Stock (other than Disqualified Stock) of any Person engaged in a Permitted Business if, as a result of the acquisition by TPI or any Restricted Subsidiary thereof, that person becomes a Restricted Subsidiary.

     The 75% limitation referred to in clause (2) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with subclauses (a), (b) and (c) above, is equal to or greater than what the after-tax proceeds would have been had that Asset Sale complied with the aforementioned 75% limitation.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, TPI (or the applicable Restricted Subsidiary, as the case may be) may apply those Net Proceeds:

     (1) to repay Priority Lien Debt and, if the Priority Lien Debt being repaid is revolving credit Indebtedness, to correspondingly permanently reduce commitments with respect thereto;

     (2) to acquire all or substantially all of the assets of, or any Capital Stock (other than Disqualified Stock) of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock (other than Disqualified Stock), the Permitted Business is or becomes a Restricted Subsidiary of TPI;

     (3) to make a capital expenditure;

     (4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business;

     (5) to repay any Indebtedness which is pari passu in right of payment with the notes, on a pro rata basis with the notes; or

     (6) any combination of the foregoing.

     Pending the final application of any Net Proceeds, TPI may temporarily reduce indebtedness or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, TPI will make an Asset Sale Offer to all holders of notes, and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, TPI may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

     TPI will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, TPI will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

     The agreements governing TPI’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require TPI to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on TPI. In the event a Change of Control or Asset Sale occurs at a time when TPI is prohibited from purchasing notes, TPI could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If TPI does not obtain a consent or repay those borrowings, TPI will remain prohibited from purchasing notes. In that case, TPI’s failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under the other indebtedness. Finally, TPI’s ability to pay cash to the holders of notes upon a repurchase may be limited by TPI’s then existing financial resources. See “Risk Factors — We may not have the ability to raise the funds necessary to purchase the notes upon a change of control.”

Our Covenants

Restricted Payments

     TPI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

     (1) declare or pay any dividend or make any other payment or distribution on account of TPI’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving TPI or any of its Restricted Subsidiaries) or to the direct or indirect holders of TPI’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than (i) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of TPI or (ii) dividends or distributions payable to TPI or any Restricted Subsidiary of TPI (and if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to its holders of the applicable class of Equity Interests on a pro rata basis);

     (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving TPI) any Equity Interests of TPI or any direct or indirect parent of TPI other than those Equity Interests owned by TPI or any Restricted Subsidiary of TPI;

     (3) make any payment on or with respect to, or purchase, redeem, repurchase, defease or otherwise acquire or retire for value any Indebtedness of TPI or any Guarantor that is contractually subordinated in right of payment to the notes or any Subsidiary Guarantee (excluding any intercompany Indebtedness between or among TPI and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

     (4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

     (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

     (2) TPI would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

     (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by TPI and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4) and (6) of the next succeeding paragraph), is less than the sum, without duplication, of:

     (a) 50% of the Consolidated Net Income of TPI for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of TPI’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

     (b) 100% of the aggregate net cash proceeds, including the fair market value of property other than cash, received by TPI since the date of the indenture as a contribution to its common equity capital and from the issue or sale of Equity Interests of TPI (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of TPI that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of TPI); provided, however, that TPI may not include the net cash proceeds to the extent that any such common equity capital or Equity Interests are repurchased, redeemed or otherwise acquired or retired pursuant to clause (5) of the subsequent paragraph of this covenant, plus

     (c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

     (d) to the extent that any Unrestricted Subsidiary of TPI designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the Fair Market Value of TPI’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture, plus

     (e) 50% of any dividends received by TPI or a Wholly-Owned Restricted Subsidiary of TPI that is a Guarantor after the date of the indenture from an Unrestricted Subsidiary of TPI, to the extent that such dividends were not otherwise included in Consolidated Net Income of TPI for such period.

     The preceding provisions will not prohibit:

     (1) the payment, by TPI or any Restricted Subsidiary, of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

     (2) so long as no Default has occurred and is continuing, the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of TPI) of, Equity Interests of TPI (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to TPI; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

     (3) so long as no Default has occurred and is continuing, the defeasance, redemption, repurchase, retirement or other acquisition of Indebtedness of TPI or any Restricted Subsidiary that is contractually subordinated in right of payment to the notes or to any Subsidiary Guarantee with, in exchange for, by conversion into or out of the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

     (4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of TPI to the holders of its Equity Interests on a pro rata basis;

     (5) so long as no Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of TPI or any Restricted Subsidiary of TPI held by any current or former officer, director or employee of TPI or any of its Restricted Subsidiaries at no more than Fair Market Value in each case net of the aggregate net cash proceeds received from such persons after the date of the indenture from the issuance of or equity contributions with respect to, our Equity Interests other than Disqualified Stock; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million for each fiscal year and $15.0 million in total;

     (6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

     (7) so long as no Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of TPI or any Restricted Subsidiary of TPI issued on or after the date of the indenture in accordance with the Fixed Charge Coverage test described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

     (8) so long as no Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $15.0 million.

     The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by TPI or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $10.0 million. In determining whether any Restricted Payment is permitted by the covenant described above, TPI may allocate all or any portion of such Restricted Payment among the categories described in clauses (1) through (8) of the immediately preceding paragraph or among such categories and the types of Restricted Payments described in the first paragraph under the “Restricted Payments” heading above; provided that at the time of such allocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of the covenant described above.

Incurrence of Indebtedness and Issuance of Preferred Stock

     TPI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and TPI will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that TPI or any Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or issue preferred stock, if the Fixed Charge Coverage Ratio for TPI’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been greater than 2.0 to 1 if such incurrence is on or prior to the first anniversary of the date of the indenture and 2.25 to 1 if such incurrence is after such date, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

     (1) the incurrence by TPI and any Guarantor of additional Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1)(with letters of credit being deemed to have a principal amount equal to the maximum potential liability of TPI and its Restricted Subsidiaries thereunder) not to exceed $275.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by TPI or any of its Restricted Subsidiaries since the date of the indenture to permanently repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

     (2) Existing Indebtedness;

     (3) Indebtedness represented by the notes and the related Subsidiary Guarantees to be issued on the date of the indenture;

     (4) the incurrence by TPI or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of TPI or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $5.0 million at any time outstanding;

     (5) the incurrence by TPI or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (13) of this paragraph;

     (6) the incurrence by TPI or any of its Restricted Subsidiaries of intercompany Indebtedness between or among TPI and any of its Restricted Subsidiaries; provided, however, that:

     (a) if TPI or any Guarantor is the obligor on such Indebtedness and the payee is not TPI or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of TPI, or the Subsidiary Guarantee, in the case of a Guarantor; and

     (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than TPI or a Restricted Subsidiary of TPI and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either TPI or a Restricted Subsidiary of TPI;

     will be deemed, in each case, to constitute an incurrence of such Indebtedness by TPI or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

     (7) the issuance by any of TPI’s Restricted Subsidiaries to TPI or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

     (a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than TPI or a Restricted Subsidiary of TPI; and

     (b) any sale or other transfer of any such preferred stock to a Person that is not either TPI or a Restricted Subsidiary of TPI;

     will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

     (8) the incurrence by TPI or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

     (9) the guarantee by TPI or any of the Guarantors of Indebtedness of TPI or a Restricted Subsidiary of TPI that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated in right of payment to the notes, then the guarantee shall be subordinated in right of payment to the same extent as the Indebtedness guaranteed;

     (10) the guarantee by any Foreign Subsidiary of Indebtedness of another Foreign Subsidiary that was permitted to be incurred by another provision of this covenant;

     (11) the incurrence by TPI or any of the Restricted Subsidiaries of Indebtedness in respect of letters of credit and bankers acceptances issued in the ordinary course and not supporting indebtedness, including in respect of workers’ compensation claims, self-insurance obligations, performance and surety, appeal and similar bonds or indemnification, adjustment of purchase price or similar obligations incurred in connection with the disposition of any business or assets;

     (12) the incurrence by TPI or any of the Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

     (13) Indebtedness of TPI or any of its Restricted Subsidiaries, to the extent the net proceeds thereof are promptly deposited to defease the notes in accordance with the applicable defeasance provisions in the indenture;

     (14) the incurrence by TPI or any of the Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $40.0 million.

     TPI will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of TPI or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Subsidiary Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of TPI solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

     For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, TPI will be permitted to classify such item of Indebtedness or any portion thereof on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of TPI as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that TPI or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

     The amount of any Indebtedness outstanding as of any date will be:

     (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

     (2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

     (3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

     (A) the Fair Market Value of such asset at the date of determination, and

     (B) the amount of the Indebtedness of the other Person.

Liens

     TPI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

     TPI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

     (1) pay dividends or make any other distributions on its Capital Stock to TPI or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to TPI or any of its Restricted Subsidiaries;

     (2) make loans or advances to TPI or any of its Restricted Subsidiaries; or

     (3) transfer any of its properties or assets to TPI or any of its Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

     (1) the Senior Subordinated Indenture and other agreements governing Existing Indebtedness as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not in the good faith judgment of the Board of Directors of TPI, less favorable, taken as a whole, to the holders of the notes than those contained in those agreements on the date of the indenture;

     (2) the indenture, the notes, the exchange notes, the Subsidiary Guarantees and the security documents;

     (3) applicable law, rule, regulation or order;

     (4) (a) any instrument governing Indebtedness or Capital Stock of a Person acquired by TPI or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred; and (b) any amendment, modification, replacement or refinancing thereof; provided, however, that such encumbrances or restrictions are not, in the good faith judgment of the Board of Directors, less favorable, taken as a whole, to the holders of the notes than the encumbrances and restrictions contained in the agreements governing the Indebtedness referred to in clause (a);

     (5) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

     (6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

     (7) any agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

     (8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are in the good faith judgment of TPI’s Board of Directors, not materially less favorable, taken as a whole, to the holders of the notes, than those contained in the agreements governing the Indebtedness being refinanced;

     (9) Liens permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

     (10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of TPI’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

     (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

     (12) other Indebtedness or Disqualified Stock of Restricted Subsidiaries permitted to be incurred subsequent to the date of the indenture pursuant to the provisions of the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that the encumbrances or restrictions imposed thereby are ordinary and customary with respect to the type of Indebtedness incurred.

Merger, Consolidation or Sale of Assets

     TPI may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not TPI is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of TPI and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

     (1) either: (a) TPI is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than TPI) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

     (2) the Person formed by or surviving any such consolidation or merger (if other than TPI) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of TPI under the notes, the indenture and the security documents pursuant to agreements reasonably satisfactory to the trustee;

     (3) immediately before and after giving effect to such transaction, no Default or Event of Default shall have occurred and is continuing; and

     (4) TPI or the Person formed by or surviving any such consolidation or merger (if other than TPI), or to which such sale, assignment, transfer, conveyance or other disposition has been made:

     (a) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of TPI immediately preceding the transaction; and

     (b) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock.”

     In addition, TPI may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

     This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

     (A) a consolidation or merger of TPI with an Affiliate solely for the purpose of reincorporating TPI in another jurisdiction; and

     (B) any sale, transfer, assignment, conveyance, lease or other disposition of assets between or among TPI and its Restricted Subsidiaries.

Transactions with Affiliates

     TPI will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of TPI (each, an “Affiliate Transaction”), unless:

     (1) the Affiliate Transaction is on terms that are no less favorable to TPI or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by TPI or such Restricted Subsidiary with an unrelated Person; and

     (2) TPI delivers to the trustee:

     (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

     (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to TPI or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

     (1) any employment agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by TPI or any of its Restricted Subsidiaries (including the payment of, or an agreement providing for the payment of, reasonable directors’ fees) in the ordinary course of business;

     (2) transactions between or among TPI and/or its Restricted Subsidiaries;

     (3) transactions with a Person (other than an Unrestricted Subsidiary of TPI) that is an Affiliate of TPI solely because TPI owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

     (4) any issuance of Equity Interests (other than Disqualified Stock) of TPI to Affiliates of TPI;

     (5) Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments;” and

     (6) loans or advances to employees in the ordinary course of business permitted by applicable law not to exceed $1.0 million in the aggregate at any one time outstanding.

Business Activities

     TPI will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to TPI and its Restricted Subsidiaries taken as a whole.

Additional Subsidiary Guarantees

     If TPI or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 20 business days of the date on which it was acquired or created.

Designation of Restricted and Unrestricted Subsidiaries

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by TPI and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “— Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by TPI. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries

     TPI will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell or otherwise dispose of any Capital Stock in any Restricted Subsidiary of TPI to any Person (other than TPI or a Wholly-Owned Restricted Subsidiary of TPI), unless:

     (1) such transfer, conveyance, sale or other disposition is of all the Equity Interests in such Restricted Subsidiary;

     (2) the Net Proceeds from such transfer, conveyance, sale or other disposition are applied in accordance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

     (3) such issuances of shares of Capital Stock constituting directors’ qualifying shares or issuances to foreign nationals of shares of Capital Stock of a Foreign Subsidiary, in each case to the extent required by applicable law; and

     (4) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made pursuant to the covenant described above under the caption “—Our Covenants — Restricted Payments” if made on the date of such issuance or sale.

No Amendment to Subordination Provisions

     Without the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding, TPI will not amend, modify or alter the Subordinated Note Indenture in any way to:

     (1) increase the rate of or change the time for payment of interest on any Subordinated Notes;

     (2) increase the principal of, advance the final maturity date of or shorten the Weighted Average Life to Maturity of any Subordinated Notes;

     (3) alter the redemption provisions or increase the price or terms at which TPI is required to offer to purchase any Subordinated Notes; or

     (4) amend the provisions of Article 8 of the Subordinated Note Indenture (which relate to subordination).

Payments for Consent

     TPI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

     Whether or not required by the Commission’s rules and regulations, so long as any notes are outstanding, TPI will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the Commission’s rules and regulations:

     (1) all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if TPI were required to file such reports; and

     (2) all current reports that would be required to be filed with the Commission on Form 8-K if TPI were required to file such reports.

     All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on TPI’s consolidated financial statements by TPI’s certified independent accountants. In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, TPI will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the Commission will not accept such a filing).

     In addition, TPI and the Guarantors agree that, for so long as any notes remain outstanding, at any time they are not required to file the reports required by the preceding paragraphs with the Commission, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

     Each of the following is an Event of Default:

(1) default for 30 consecutive days in the payment when due of interest on with respect to the notes;

     (2) default in payment when due of the principal of, or premium, if any, on the notes;

     (3) default in the payment of principal of and interest on notes required to be purchased pursuant to an offer to purchase as described under “Repurchase at the Option of Holders — Change of Control” and “Repurchase at the Option of Holders — Asset Sales” above when due and payable;

     (4) failure to perform or comply with any of the provisions described under “— Covenants — Mergers, Consolidations and Certain Sales of Assets” above;

     (5) failure by TPI or any of its Restricted Subsidiaries to perform any other covenant or agreement in the indenture, the notes or the security documents, and the default continues for 60 days after written notice to TPI by the trustee or holders of at least 25% in aggregate principal amount of outstanding notes;

     (6) default under the terms of one or more instruments evidencing or securing Indebtedness of TPI or any of its Restricted Subsidiaries having an outstanding principal amount of $20.0 million or more individually or in the aggregate that has resulted in the acceleration of the payment of such Indebtedness or failure to pay principal when due at the Stated Maturity of any such Indebtedness;

     (7) the rendering of a final judgment or judgments (not subject to appeal) against TPI or any of its Restricted Subsidiaries in an amount of $10.0 million or more which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

     (8) the denial or disaffirmation by TPI or any of its Restricted Subsidiaries, or any Person acting on behalf of any of them, in writing, of any material obligation of TPI or any of its Restricted Subsidiaries set forth in or arising under any security documents;

     (9) certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to TPI or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

     (10) any Subsidiary Guarantee from a Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, ceases to be in full force and effect or is declared null and void and unenforceable or is found to be invalid or a Guarantor denies in writing its liability under the Subsidiary Guarantee (other than by reason of a release of such Guarantor from the Subsidiary Guarantee in accordance with the terms of the indenture, the security documents and the Subsidiary Guarantee); and

     (11) except as permitted by the indenture, any security document or any Note Lien purported to be granted thereby on an asset or assets fails to constitute a valid and (to the extent required by the security documents) perfected Lien on any material part of the Collateral purported to be subject thereto.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to TPI, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately provided, that so long as the Credit Agreement shall be in full force and effect, if an event of default shall have occurred and be continuing (other than as specified under clause (9) above), the notes shall not become due and payable until the earlier to occur of (1) five business days following delivery of a written notice of such acceleration of the notes to the agent under the Credit Agreement, if such event of default has not been cured prior to such fifth business day, and (2) the acceleration of any indebtedness under the Credit Agreement.

     Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

     Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

     (1) such holder has previously given the trustee notice that an Event of Default is continuing;

     (2) holders of at least 25% in aggregate principal amount of the outstanding notes have requested the trustee to pursue the remedy;

     (3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

     (4) the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

     (5) holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

     The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on or the principal of the notes.

     In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of TPI with the intention of avoiding payment of the premium that TPI would have had to pay if TPI then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to November 15, 2008, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of TPI with the intention of avoiding the prohibition on redemption of the notes prior to November 15, 2008, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

     TPI is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, TPI is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

     No director, officer, employee, incorporator or stockholder of TPI or any Guarantor, as such, will have any liability for any obligations of TPI or the Guarantors under the notes, the indenture, the Subsidiary Guarantees, security documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

     TPI may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

     (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium on such notes when such payments are due from the trust referred to below;

     (2) TPI’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     (3) the rights, powers, trusts, duties and immunities of the trustee, and TPI’s and the Guarantor’s obligations in connection therewith; and

     (4) the Legal Defeasance provisions of the indenture.

     In addition, TPI may, at its option and at any time, elect to have the obligations of TPI and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

     (1) TPI must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium on, the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and TPI must specify whether the notes are being defeased to maturity or to a particular redemption date;

     (2) in the case of Legal Defeasance, TPI has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) TPI has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

     (3) in the case of Covenant Defeasance, TPI has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

     (4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which TPI or any Guarantor is a party or by which TPI or any Guarantor is bound;

     (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which TPI or any of its Subsidiaries is a party or by which TPI or any of its Subsidiaries is bound;

     (6) TPI must deliver to the trustee an officers’ certificate stating that the deposit was not made by TPI with the intent of preferring the holders of notes over the other creditors of TPI with the intent of defeating, hindering, delaying or defrauding creditors of TPI or others; and

     (7) TPI must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

     Except as provided in the next two succeeding paragraphs, the indenture, the notes, the Subsidiary Guarantees or the security documents may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

     Without the consent of each noteholder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

     (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

     (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

     (3) reduce the rate of or change the time for payment of interest on any note;

     (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

     (5) make any note payable in currency other than that stated in the notes;

     (6) make any change in the provisions of the indenture relating to waivers of past Defaults (other than to add sections of the indenture subject thereto) or the rights of holders of notes to receive payments of principal of, or interest or premium, on the notes;

     (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

     (8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture;

     (9) make any change in the preceding amendment and waiver provisions; or

     (10) release all or substantially all of the Collateral from the Liens created by the security documents except as specifically provided for in the indenture and the security documents.

     Notwithstanding the preceding, without the consent of any holder of notes, TPI, the Guarantors and the trustee may amend or supplement the indenture, the security documents or the notes:

     (1) to cure any ambiguity, defect or inconsistency;

     (2) to provide for uncertificated notes in addition to or in place of certificated notes;

     (3) to provide for the assumption of TPI’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of TPI’s assets;

     (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

     (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

     (6) to conform the text of the indenture, the security documents or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Subsidiary Guarantees, the security documents or the notes;

     (7) to add any additional assets to the Collateral;

     (8) to reflect the grant of Liens on the Collateral for the benefit of an additional secured party, to the extent that such Indebtedness and the Lien securing such Indebtedness is permitted by the terms of the indenture; or

     (9) to release Collateral from the Lien of the indenture and the security documents when permitted or required by the indenture or the security documents.

Satisfaction and Discharge

     The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, and all security interests in the Collateral created by the security documents in favor of the holders of the notes will be released when:

     (1) either:

     (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to TPI, have been delivered to the trustee for cancellation; or

     (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and TPI or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

     (2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which TPI or any Guarantor is a party or by which TPI or any Guarantor is bound;

     (3) TPI or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

     (4) TPI has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

     In addition, TPI must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

     If the trustee becomes a creditor of TPI or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue (if the indenture has been qualified under the Trust Indenture Act) or resign.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

     Anyone who receives this prospectus may obtain a copy of the indenture and the security documents without charge by writing to Tekni-Plex, Inc. 260 North Denton Tap Road, Suite 150, Coppell, Texas 75019, Attention: James E. Condon, Vice President and Chief Financial Officer.

Book-Entry, Delivery and Form

     The notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. The notes will be deposited with, or on behalf of, the Depository Trust Company and registered in the name of a nominee of DTC.

     Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Depository Procedures

     The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. TPI takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

     DTC has advised TPI that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised TPI that, pursuant to procedures established by it:

     (1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

     (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

     The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

     Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, TPI and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither TPI, the trustee nor any agent of TPI or the trustee has or will have any responsibility or liability for:

     (1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

     (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised TPI that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or TPI. Neither TPI nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and TPI and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

     DTC has advised TPI that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

     Neither TPI nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

     A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

     (1) DTC (a) notifies TPI that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, TPI fails to appoint a successor depositary;

     (2) TPI, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

     (3) there has occurred and is continuing an Event of Default with respect to the notes.

     In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

     TPI will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. TPI will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. TPI expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Certain Definitions

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    “Acquired Debt” means, with respect to any specified Person:

     (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

     (1) the sale, lease, conveyance or other disposition of any assets or rights of TPI or any Restricted Subsidiary; provided that the sale, conveyance or other disposition of all or substantially all of the assets of TPI and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “—Our Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

     (2) the issuance of Equity Interests in any of TPI’s Restricted Subsidiaries other than directors’ qualifying shares or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

     (1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

     (2) a transfer of assets between or among TPI and its Restricted Subsidiaries,

     (3) an issuance of Equity Interests by a Restricted Subsidiary of TPI to TPI or to a Restricted Subsidiary of TPI;

     (4) the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

     (5) the sale or other disposition of cash or Cash Equivalents;

     (6) a Restricted Payment that does not violate the covenant described above under the caption “— Our Covenants — Restricted Payments” or a Permitted Investment;

     (7) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property; and

     (8) any Lien (or foreclosure thereon) securing Indebtedness to the extent such Lien was granted in compliance with the covenant described above under the caption “—Our Covenants—Liens.”

     “Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

     “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

     “Board of Directors” means:

     (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

     (2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

     (3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

     (4) with respect to any other Person, the board or committee of such Person or other individual or entity serving a similar function.

     “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

     “Capital Stock” means:

     (1) in the case of a corporation, corporate stock;

     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) similar to corporate stock;

     (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     “Cash Equivalents” means:

     (1) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

     (2) dollar denominated time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than one year from the date of acquisition;

     (3) repurchase obligations for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (2) above;

     (4) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition;

     (5) marketable direct obligations issued by the District of Columbia or any State of the United States or any political subdivision of any such State or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

     (6) investments in money market funds substantially all of whose assets are comprised of Cash Equivalents of the types described in clauses (1) through (5) above; and

     (7) in the case of Investments by foreign Subsidiaries, other short-term investments in accordance with normal investment practices for cash management of a type analogous to the foregoing.

“Change of Control” means the occurrence of any of the following:

     (1) any person or persons acting together that would constitute a group (for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto) (a “group”), together with any Affiliates or related Persons thereof, other than any such Person, Persons, Affiliates or related Person who are Permitted Holders, shall Beneficially Own, directly or indirectly, at least (a) 50% of the voting power of TPI’s outstanding voting stock or (b) 40% of the voting power of TPI’s outstanding voting stock and in the case of clause (b) the Permitted Holders own less than such Person or group (in doing the “own less than” comparison in this clause (b), the holdings of the Permitted Holders who are members of the new group shall not be counted in the shares held in the aggregate by Permitted Holders); provided that in no event shall a “governance change,” within the meaning of the amended and restated limited liability company agreement of Tekni-Plex Partners and the limited liability company agreement of MST/TP Partners, in each case as in effect on June 21, 2000, be deemed to be a Change of Control under the indenture;

     (2) any sale, lease or other transfer (in one transaction or a series of related transactions) is made by TPI or any Restricted Subsidiaries of all or substantially all of the consolidated assets of TPI and the Restricted Subsidiaries to any Person;

     (3) TPI consolidates with or merges with or into another person or any person consolidates with, or merges with or into, TPI, in any such event pursuant to a transaction in which immediately after the consummation thereof persons owning a majority of TPI’s voting stock voting immediately prior to such consummation shall cease to own a majority of TPI’s voting stock, or, if TPI is not the surviving entity, a majority of the voting stock of such surviving entity;

(4) continuing directors cease to constitute at least a majority of the board of directors of TPI; or

(5) TPI’s stockholders approve any plan or proposal for TPI’s liquidation or dissolution.

     In no event would the sale of TPI’s common stock to an underwriter or group of underwriters in privity of contract with TPI (or anybody in privity of contact with such underwriters) be deemed to be a Change of Control or be deemed the acquisition of more than 40% of the voting power of TPI’s outstanding voting stock by a Person or any group unless such common stock is held in an investment account in which case the investment account would be treated without giving effect to the foregoing part of this sentence.

     “Change of Control Offer” has the meaning assigned to it in the indenture governing the notes.

     “Collateral” includes, but is not limited to, the following property of TPI and the Guarantors (whether now owned or existing or acquired or arising after the date of the indenture):

(1)	all of the stock and equity interests of TPI’s Domestic Subsidiaries and 65% of the Capital Stock and equity interests of certain of TPI’s Foreign Subsidiaries;

(2)	all accounts, inventory, general intangibles, equipment and insurance policies;

(3)	all documents of title covering, evidencing or representing goods;

(4)	all instruments and chattel paper;

(5)	commercial tort claims;

(6)	certain real property;

(7)	rights under certain railcar leases;

(8)	patents, trademarks, copyrights and other intellectual property;

(9)	all letter of credit right;

(10)	all supporting obligations;

(11)	certain deposit accounts; and

(12)	all proceeds of, and all other profits, products, rents or receipts, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition or realization upon the Collateral described in (1) through (11) above.

     “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

     (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

     (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

     (3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

     (4) depreciation and amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization expenses were deducted in computing such Consolidated Net Income; plus

     (5) non-cash items to the extent deducted from Consolidated Net Income for such period, other than any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period;

in each case, on a consolidated basis and determined in accordance with GAAP.

     “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

     (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

     (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

     (3) the cumulative effect of a change in accounting principles will be excluded; and

     (4) non cash gains and losses due solely to fluctuations in currency values will be excluded.

“Consolidated Net Worth” means, with respect to any specified Person as of any date, the sum of:

     (1) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

     (2) the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

     “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of TPI who:

     (1) was a member of such Board of Directors on the date of the indenture; or

     (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     “Credit Agreement” means that certain Credit Agreement, dated as of June 21, 2000, by and among TPI, the Guarantor parties thereto, the Lender parties thereto, the LC Issuing Banks referred to therein (each as therein defined), and JP Morgan Chase Bank, as agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, increased, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, including any agreement increasing the amount of indebtedness incurred thereunder or available to be borrowed thereunder, provided that on the date of that Indebtedness is incurred it would not be prohibited by clause (1) of the second paragraph of the covenant described under the caption “— Incurrence of Additional Indebtedness and Issuance of Preferred Stock.”

       “Credit Agreement Agent” means, at any time, the Person serving at such time as the “Agent” or
“Administrative Agent” under the Credit Agreement or any other representative of the Lenders then most recently designated by the Majority Lenders, in a written notice delivered to the trustee, as the Credit Agreement Agent for the purposes of the indenture.

     “Credit Bid Rights” means, in respect of any order relating to a sale of assets in any insolvency or liquidation proceeding, that:

     (1) such order grants the holders of notes (individually and in any combination) the right to bid at the sale of such assets and the right to offset such holders’ claims secured by Note Liens upon such assets against the purchase price of such assets if:

     (a) the bid of such holders is the highest bid or otherwise determined by a court to be the best offer at a sale; and

     (b) the bid of such holders includes a cash purchase price component payable at the closing of the sale in an amount that would be sufficient on the date of the closing of the sale, if such amount were applied to such payment on such date, to pay all unpaid Priority Lien Obligations (except Unasserted Contingent Obligations) and to satisfy all liens entitled to priority over the Priority Liens that attach to the proceeds of the sale, and such order requires such amount to be so applied; and

     (2) such order allows the claims of the holders of notes in such insolvency or liquidation proceeding to the extent required for the grant of such rights.

     “Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, increased, renewed, refunded, replaced (whether upon termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

     “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     “Discharge of Priority Lien Obligations” means termination of all commitments to extend credit that would constitute Priority Lien Debt, payment in full in cash of the principal of and interest and premium (if any) on all Priority Lien Debt (except undrawn letters of credit), discharge or cash collateralization (in compliance with the relevant Priority Lien Documents) of all letters of credit outstanding under any Priority Lien Debt or Hedging Obligations constituting Priority Lien Debt, and payment in full in cash of all other Priority Lien Obligations (except Unasserted Contingent Obligations) that are outstanding and unpaid at the time the Priority Lien Debt is paid in full in cash.

     “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require TPI to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that TPI may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Our Covenants — Restricted Payments.” Provided further, that if the Capital Stock is issued to any plan for the benefit of employees of TPI or its subsidiaries or by any such plan to those employees, that Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by TPI in order to satisfy applicable statutory or regulatory obligations. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that TPI and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

     “Domestic Subsidiary” means any Restricted Subsidiary of TPI that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of TPI.

     “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     “Equity Offerings” means one or more public or private offerings of Equity Interests (other than Disqualified Stock) of TPI or cash capital contributions received by TPI in respect of such Equity Interests (other than Disqualified Stock).

     “Existing Indebtedness” means up to $320.8 million in aggregate principal amount of Indebtedness of TPI and its Subsidiaries in existence on the date of the indenture, until such amounts are repaid. The $320.8 million of Existing Indebtedness includes $315.0 million in aggregate principal amount of TPI’s existing 12 3/4% Senior Subordinated Notes due 2010.

     “Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller, determined in good faith by the Board of Directors of TPI (unless otherwise provided in the indenture).

     “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

     (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (such calculations will be done in accordance with Regulation S-X under the Securities Act or any successor provision and may include reasonable ascertainable cost savings) as if they had occurred on the first day of the four-quarter reference period;

     (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

     (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

     (4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

     (5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

     (6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term until the earlier of the maturity of such Indebtedness or as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

     (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

     (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period to the extent the net income of such Restricted Subsidiary is included in the calculation of Net Income; plus

     (3) any interest accruing on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

     (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of TPI (other than Disqualified Stock) or to TPI or a Restricted Subsidiary of TPI, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     “Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

     “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means:

     (1) all of TPI’s Domestic Subsidiaries with the exception of Coast Recycling North, Inc., Pure Tech Recycling of California, Alumet Smelting Corporation and Pure Tech APR, Inc.; and

     (2) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns.

     “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

     (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

     (2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

     (3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices or the prices of other raw materials used in their business.

     “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

     (1) in respect of borrowed money;

     (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

     (3) in respect of banker’s acceptances;

     (4) representing Capital Lease Obligations in respect of sale and leaseback transactions;

     (5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

     (6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

     “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If TPI or any Subsidiary of TPI sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of TPI such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of TPI, TPI will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of TPI’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Our Covenants — Restricted Payments.” The acquisition by TPI or any Subsidiary of TPI of a Person that holds an Investment in a third Person will be deemed to be an Investment by TPI or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Our

Covenants — Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

     “Lenders” means, at any time, the parties to the Credit Agreement then holding (or committed to provide) loans, letters of credit or other extensions of credit that constitute (or when provided will constitute) Priority Lien Debt outstanding under the Credit Agreement.

     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     “Majority Lenders” means, at any time, Lenders then holding or committed to provide at least a majority in principal amount of the aggregate loans, letters of credit and other extensions of credit outstanding or committed under the Credit Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

     “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

     (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

     (2) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

     “Net Proceeds” means the aggregate cash proceeds received by TPI or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

     (1) as to which neither TPI nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

     (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of TPI or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

     (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of TPI or any of its Restricted Subsidiaries.

     “Note Lien” means, to the extent securing Note Obligations, a Lien granted pursuant to a security document as security for Note Obligations.

     “Note Obligations” means the notes, the Subsidiary Guarantees and all other Obligations of any Obligor under the indenture, the notes, the Subsidiary Guarantees and the security documents.

     “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     “Obligor” means a Person obligated as an issuer or guarantor of the notes.

     “Permitted Business” means (1) the manufacturing and distributing of packaging products and materials, plastics products and materials, specialty chemicals and other disposable products and tubing products and (2) any business or activity reasonably related or ancillary thereto.

     “Permitted Holder” means (i) Dr. F. Patrick Smith, the estate of Kenneth W.R. Baker and (a) entities controlled by such Persons, (b) trusts for the benefit of such individual Persons or the spouses, issue, parents or other relatives of such individual Persons and (c) in the event of the death of any such individual Person, heirs or testamentary legatees of such Person; and (ii) Tekni-Plex Partners LLC and entities controlled by such Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

     “Permitted Investments” means:

        (1) any Investment in TPI or in a Restricted Subsidiary of TPI;

        (2) any Investment in Cash Equivalents;

        (3) any Investment by TPI or any Restricted Subsidiary of TPI in a Person, if as a result of such Investment:

        (a) such Person becomes a Restricted Subsidiary of TPI; or

        (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, TPI or a Restricted Subsidiary of TPI;

        (4) any Investment made as a result of the receipt of consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

        (5) any acquisition of assets or Capital Stock (other than Disqualified Stock) solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of TPI;

        (6) any Investments received in compromise or resolution of (A) obligations of any Person or customer that were incurred in the ordinary course of business of TPI or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Person; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

        (7) investments represented by Hedging Obligations;

        (8) loans or advances to employees made in the ordinary course of business of TPI or the Restricted Subsidiary of TPI;

        (9) repurchases of the notes;

     (10) other Investments in any Person other than an Affiliate of TPI having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding not to exceed $20.0 million;

     (11) endorsements for collection or deposit in the ordinary course of business by such Person of bank drafts and similar negotiable instruments of such other Person received as payment for ordinary course of business trade receivable; and

     (12) receivables and prepaid expenses, in each case arising in the ordinary course of business; provided, however that such receivables and prepaid expenses would be recorded as assets of such Person in accordance with GAAP.

     “Permitted Liens” means:

     (1) Note Liens;

     (2) Priority Liens;

     (3) Liens in favor of TPI or the Guarantors;

     (4) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with TPI or any Subsidiary of TPI; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with TPI or the Subsidiary;

     (5) Liens on property (including Capital Stock) existing at the time of acquisition of the property, including by way of merger, consolidation or otherwise, by TPI or any Subsidiary of TPI; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition and do not extend to any assets other than those of the Person merged into or consolidated with TPI or the Subsidiary;

     (6) Liens to secure the performance of statutory obligations (including obligations under workers compensation, unemployment insurance or similar legislation), surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

     (7) Liens existing on the date of the indenture;

     (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

     (9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

     (10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

     (11) Liens created for the benefit of (or to secure) the notes (or the Subsidiary Guarantees);

     (12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

     (A) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

     (B) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (1) the outstanding principal amount or, if greater, committed amount, of the Permitted Referencing Indebtedness and (2) an amount necessary to pay any fees and expenses, including premiums, related to such refinancings, refunding, extension, renewal or replacement;

     (13) Liens in favor of the trustee as provided for in the indenture on money or property held or collected by the trustee in its capacity as trustee;

     (14) Liens arising pursuant to an order of attachment, distraint or similar legal process arising in connection with legal proceedings not giving rise to an Event of Default under the indenture;

     (15) Liens incurred in the ordinary course of business of TPI or any Subsidiary of TPI with respect to obligations that do not exceed $5.0 million at any one time outstanding; and

     (16) Liens in favor of the trustee as provided for the 12 3/4% Senior Subordinated Notes Indenture, as supplemented, on money or property held or collected by the trustee in its capacity as trustee.

     “Permitted Refinancing Indebtedness” means any Indebtedness of TPI or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge other Indebtedness of TPI or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

     (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

     (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

     (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

     (4) such Indebtedness is incurred either by TPI or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or any other Restricted Subsidiary.

     “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

     “Priority Lien” means, to the extent securing Priority Lien Obligations, a Lien granted to any holder, or representative of holders, of Priority Lien Obligations as security for Priority Lien Obligations.

     “Priority Lien Agent” means the Credit Agreement Agent or, after the Credit Agreement and all commitments to extend credit thereunder have been terminated, all letters of credit (if any) issued under the Credit Agreement have been discharged or cash collateralized in accordance with the terms thereof, and all Priority Lien Obligations (except Unasserted Contingent Obligations) outstanding under the Credit Agreement have been paid in full in cash, a single representative of all holders of Priority Liens most recently designated by TPI in an Officer’s Certificate delivered to the trustee or the successor of such representative in its capacity as such.

“Priority Lien Debt” means:

     (1) the principal of and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, only to the extent a claim for post-petition interest is allowed in any case under the Bankruptcy Code) on Indebtedness under the Credit Agreement to the extent which, when advanced (or, in the case of any reimbursement obligation for a letter of credit issued under the Credit Agreement, when such letter of credit was issued), either (a) was permitted to be incurred by clause (1) or clause (14) of the definition of “Permitted Debt” or (b) was advanced (or, in the case of any such reimbursement obligation, relates to a letter of credit that was issued) upon delivery to the trustee and the Credit Agreement Agent of an officer’s certificate to the effect that such Indebtedness was permitted to be incurred by clause (1) or clause (14) of the definition of “Permitted Debt”, including without limitation any such Indebtedness incurred in any insolvency or liquidation proceeding to the extent permitted by clause (1) or clause (14) of the definition of “Permitted Debt;”

     (2) Hedging Obligations permitted to be incurred by clause (8) of the definition of “Permitted Debt” that are equally and ratably secured by any and all Liens securing Indebtedness outstanding under the Credit Agreement; and

     (3) the principal of and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, only to the extent a claim for post-petition interest is allowed in such any case under the Bankruptcy Code) on Indebtedness under any Credit Facility other than the Credit Agreement to the extent such Indebtedness was permitted to be incurred by clause (1) or clause (14) of the definition of “Permitted Debt” but only if on or before the day on which such Indebtedness was incurred by TPI or any of its Restricted Subsidiaries such Indebtedness is designated by TPI, in an officer’s certificate delivered to the trustee and the Credit Agreement Agent on or before such date, as Priority Lien Debt for the purposes of the indenture.

     “Priority Lien Documents” means the documentation relating to any Priority Lien Debt including, without limitation, the Credit Agreement, the Priority Lien Security Documents and all other agreements governing, securing or relating to any Priority Lien Obligations.

     “Priority Lien Obligations” means the Priority Lien Debt and all other Obligations of TPI or any Guarantor under the Priority Lien Documents.

     “Priority Lien Security Documents” means one or more security agreements, pledge agreements, collateral assignment, mortgages, deed of trust or other grants or transfers for security executed and delivered by TPI or any Guarantor creating a Lien upon property owned or to be acquired by TPI or such Guarantor in favor of any holder or holders of Priority Lien Debt, or any trustee, agent or representative acting for any such holders, as security for any Priority Lien Obligations.

     “Restricted Investment” means an Investment other than a Permitted Investment.

     “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

     “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

     “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     “Subordinated Notes” means TPI’s 12 ¾% Senior Subordinated Notes due 2010 issued pursuant to the Subordinated Note Indenture.

     “Subordinated Note Indenture” means the indenture, dated as of June 21, 2000, by and among TPI, the Guarantors and HSBC Bank USA, as trustee, under which TPI’s 12 ¾% Senior Subordinated Notes due 2010 were issued, as supplemented by a First Supplemental Indenture, dated as of May 6, 2002, by and among TPI, TPI Acquisition Subsidiary, Inc. and HSBC Bank USA and by a Second Supplemental Indenture, dated as of August 22, 2002, by and among, TPI, TP-Elm Acquisition Subsidiary, Inc. and HSBC Bank USA and further supplemented by a Third Supplemental Indenture, dated as of April 25, 2005, by and among TPI, the Guarantors and HSBC Bank USA, National Association (successor by merger to HSBC Bank USA).

“Subsidiary” means, with respect to any specified Person:

     (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

     (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

     “Subsidiary Guarantee” means the Guarantee by each Guarantor of TPI’s obligations under the indenture and on the notes, executed pursuant to the provisions of the indenture.

     “Unasserted Contingent Obligations” means, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except (i) the principal of and interest and premium (if any) on, and fees relating to, any Indebtedness and (ii) contingent obligations to reimburse the issuer of an outstanding letter of credit for amounts that may be drawn or paid thereunder) in respect of which no claim or demand for payment has been made at such time.

     “Unrestricted Subsidiary” means any Subsidiary of TPI that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

     (1) has no Indebtedness other than Non-Recourse Debt;

     (2) except as permitted by the covenant described above under the caption “— Our Covenants — Affiliate Transactions,” is not party to any agreement, contract, arrangement or understanding with TPI or any Restricted Subsidiary of TPI unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to TPI or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of TPI;

     (3) is a Person with respect to which neither TPI nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

     (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of TPI or any of its Restricted Subsidiaries.

     Any designation of a Subsidiary of TPI as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Our Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of TPI as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Our Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” TPI will be in default of such covenant. The Board of Directors of TPI may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of TPI of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Our Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

     “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

     (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

     “Wholly-Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person and one or more Wholly-Owned Restricted Subsidiaries of such Person.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

     The old notes were sold by us to the initial purchasers pursuant to a purchase agreement, dated November 12, 2003, between us and the initial purchasers. The initial purchasers subsequently sold the old notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act in reliance on Rule 144A and outside the United States in accordance with Regulation S under the Securities Act. As a condition to the initial sale of the old notes, we and the initial purchasers entered into a registration rights agreement. Pursuant to the registration rights agreement, we agreed that we would:

  file with the SEC within 90 days after the closing date, which is the date we delivered the old notes to the initial purchasers, a registration statement under the Securities Act with respect to the new notes; and

  use all commercially reasonable efforts to cause such registration statement to become effective under the Securities Act within 180 days after the closing date ; and

  use our commercially reasonable efforts to consummate the Exchange Offer within 30 business days after the registration statement is declared effective.

     We agreed to issue and exchange new notes for all old notes validly tendered and not withdrawn before the expiration of the exchange offer. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. The registration statement is intended to satisfy certain of our obligations under the registration rights agreement and the purchase agreement. In the event that due to a change in current interpretations by the SEC, we are not permitted to effect such exchange offer, if any holder of the old notes notifies us prior to the 20th day following consummation of the exchange offer that such holder is not eligible to participate in the exchange offer pursuant to the registration rights agreement, or under other specified circumstances, we agreed to file a shelf registration statement covering resales by the holders of the old notes and will use our commercially reasonable efforts to cause such shelf registration statement to become effective and to keep such shelf registration statement effective for a maximum of two years from the closing date.

Terms of the Exchange Offer; Period for Tendering Old Notes

     This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange old notes which are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

  When you tender to us old notes as provided below, our acceptance of the old notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

  For each $1,000 principal amount of old notes surrendered to us in the exchange offer, we will give you $1,000 principal amount of new notes.

  We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the old notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of old notes at their addresses listed in the trustee’s security register with respect to the old notes.

  The exchange offer expires at 5:00 p.m., New York City time, on             , 2005; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term “expiration date” means     , 2005 or, if extended by us, the latest time and date to which the exchange offer is extended.

  As of the date of this prospectus, $275,000,000 in aggregate principal amount of the old notes were outstanding. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.

  Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions that we describe in the section called “Conditions to the Exchange Offer” below.

  We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

  We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under “Conditions to the Exchange Offer” are not satisfied.

  We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the old notes as promptly as practicable. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

  Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

  Old notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.

  We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

  By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See “—Resales of the New Notes.”

     Important rules concerning the exchange offer

     You should note that:

  All questions as to the validity, form, eligibility, time of receipt and acceptance of old notes tendered for exchange will be determined by TPI in its sole discretion, which determination shall be final and binding.

  We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

  We also reserve the absolute right to waive any defects or irregularities of the exchange offer as to any particular old notes or conditions of the exchange offer either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Although we may announce the waiver of a condition after the exchange offer has expired, we will do so based on circumstances as they exist on the expiration date. If we waive a condition to the offer and are required to extend the offer, we will give notice to the holders as described above. Unless we agree to waive any defect or irregularity in connection with the tender of old notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

  Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date shall be final and binding on all parties.

  Neither TPI, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Old Notes

     What to submit and how

     If you, as the registered holder of an old security, wish to tender your old notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal to HSBC Bank USA at the address set forth below under “Exchange Agent” on or prior to the expiration date.

     In addition,

(1)	certificates for old notes must be received by the exchange agent along with the letter of transmittal, or

(2)	a timely confirmation of a book-entry transfer of old notes, if such procedure is available, into the exchange agent’s account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date or

(3)	you must comply with the guaranteed delivery procedures described below.

     The method of delivery of old notes, letters of transmittal and notices of guaranteed delivery is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or old notes should be sent to TPI.

     How to sign your letter of transmittal and other documents

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes being surrendered for exchange are tendered

(1)	by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or

(2)	for the account of an eligible institution.

     If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:

  a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or

  a commercial bank or trust company having an office or correspondent in the United States

     If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes and with the signature guaranteed.

     If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by TPI, proper evidence satisfactory to TPI of its authority to so act must be submitted.

Acceptance of Old Notes for Exchange; Delivery of New Notes

     Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See “Conditions to the Exchange Offer” below. For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

     In all cases, we will issue new notes in exchange for old notes that are accepted for exchange only after timely receipt by the exchange agent of:

  certificates for old notes, and

  a properly completed and duly executed letter of transmittal, or a timely book-entry confirmation of transfer of old notes into the exchange agent’s account at DTC using the book-entry transfer procedures described below.

     If we do not accept any tendered old notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing old notes in a greater principal amount than you wish to exchange, we will return any unaccepted or non-exchanged old notes without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC using the book-entry transfer procedures described below, non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

     The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of book-entry transfer of old notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent’s message must state that DTC has received an express acknowledgment from the participant tendering old notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.

     If your old notes are held through DTC, you must complete a form called “instructions to registered holder and/or book-entry participant,” which will instruct the DTC participant through whom you hold your securities of your intention to tender your old notes or not tender your old notes. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of securities until the exchange agent receives a letter of transmittal and a book-entry confirmation from DTC with respect to your securities. A copy of that form is available from the exchange agent.

Guaranteed Delivery Procedures

     If you are a registered holder of old notes and you want to tender your old notes but your old notes are not immediately available, or time will not permit your old notes to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if

(1)	the tender is made through an eligible institution,

(2)	prior to the expiration date, the exchange agent receives, by facsimile transmission, mail or hand delivery, from that eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, stating:

•	the name and address of the holder of old notes

the amount of old notes tendered

the tender is being made by delivering that notice and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by that eligible institution with the exchange agent, and

(3) the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

     You can withdraw your tender of old notes at any time on or prior to the expiration date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under “Exchange Agent.” Any notice of withdrawal must specify:

  the name of the person having tendered the old notes to be withdrawn the old notes to be withdrawn

  the principal amount of the old notes to be withdrawn

  if certificates for old notes have been delivered to the exchange agent, the name in which the old notes are registered, if different from that of the withdrawing holder if certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution if old notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility

     Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

     If you have properly withdrawn old notes and wish to re-tender them, you may do so by following one of the procedures described under “Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

     Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if as of the expiration date of the offer, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

     That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time.

     In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

     HSBC Bank USA has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

By Registered or Certified Mail,
Overnight Courier or Hand:	By Facsimile:

HSBC Bank USA	HSBC Bank USA
One Hanson Place	Attention: Paulette Shaw
Brooklyn, New York 11243	(718) 488-4488
Attention: Paulette Shaw
Tel: (718) 488-4475

     Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

     The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

     The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by us and are estimated in the aggregate to be $250,000.

Transfer Taxes

     Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the New Notes

     Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.

     However, any purchaser of old notes who is an “affiliate” of TPI or who intends to participate in the exchange offer for the purpose of distributing the new notes

(1)	will not be able to rely on the interpretation of the staff of the SEC,

(2)	will not be able to tender its old notes in the exchange offer and

(3)	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the securities unless that sale or transfer is made using an exemption from those requirements.

     By executing, or otherwise becoming bound by, the letter of transmittal each holder of the old notes will represent that:

(1)	it is not our “affiliate”;

(2)	any new notes to be received by it were acquired in the ordinary course of its business; and

(3)	it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the “distribution,” within the meaning of the Securities Act, of the new notes.

In addition, in connection with any resales of new notes, any broker-dealer participating in the exchange offer who acquired securities for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of new notes.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The exchange of old notes for new notes pursuant to the exchange offer will not result in any United States federal income tax consequences to holders. When a holder exchanges an old note for an exchange note pursuant to the exchange offer, the holder will have the same adjusted basis and holding period in the exchange note as in the old note immediately before the exchange.

     Noteholders considering this exchange offer are urged to consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     In the opinion of Davis Polk & Wardwell, the following are the material United States federal income tax consequences of ownership and disposition of the notes. This discussion only applies to:

  notes purchased by those initial holders who exchange old notes for new notes pursuant to the exchange offer and purchased the old notes at the “issue price”, which was the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the old notes was sold for money;

  notes held as capital assets for United States federal income tax purposes; and

  notes held by holders that are for United States federal income tax purposes:

  citizens or residents of the United States;

  corporations, or other entities taxable as corporations for United States federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

  estates or trusts whose income is subject to United States federal income taxation regardless of its source.

     This discussion does not describe all of the tax consequences that may be relevant to a holder’s particular circumstances or to holders subject to special rules, such as:

  certain financial institutions;

  insurance companies;

  tax-exempt organizations;

  dealers in securities or foreign currencies;

  persons holding notes as part of a hedge;

  holders whose functional currency is not the U.S. dollar;

  United States expatriates;

  partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

  persons subject to the alternative minimum tax.

     This discussion is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly on a retroactive basis.

     Holders of notes are urged to consult their tax advisors with regard to the application of the united states federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     EXCHANGE OF NOTES

     The exchange of old notes for new notes pursuant to the exchange offer will not result in any United States federal income tax consequences to holders. When a holder exchanges an old note for a new note pursuant to the exchange offer, the holder will have the same adjusted basis and holding period in the new note as in the old note immediately before the exchange.

     HOLDERS CONSIDERING THIS EXCHANGE OFFER ARE URGED TO CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

     INTEREST INCOME

     The notes were not issued with “original issue discount” within the meaning of Section 1273 of the Code. A holder will recognize interest paid on a note as ordinary income at the time it accrues or is received in accordance with the holder’s method of accounting for United States federal income tax purposes.

     DISPOSITION OF NOTES

     Upon the sale, exchange (other than the exchange of an old note for a new note) or retirement of a note, a holder will recognize taxable gain or loss equal to the difference between the amount realized on the disposition of the note (excluding any amount attributable to accrued but unpaid interest, which is treated as interest income as described in the previous paragraph) and the holder’s adjusted tax basis in the note. A holder’s adjusted tax basis in a note will generally equal the cost of the note to the holder, reduced by any principal payments received by the holder. Gain or loss realized on the sale, exchange or retirement of a note will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. Holders should consult their tax advisors regarding the treatment of capital gains and losses.

     BACKUP WITHHOLDING AND INFORMATION REPORTING

     Information returns may be filed with the Internal Revenue Service in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A holder may be subject to backup withholding on these payments if the holder fails to provide its taxpayer identification number and comply with certain certification procedures, or otherwise fails to establish an exemption from backup withholding. The amount of any backup withholding will be allowed as a credit against the holder’s United Sates federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

PLAN OF DISTRIBUTION

     Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of new notes received by it in exchange for old notes.

     We will not receive any proceeds from any sale of new notes by broker-dealers.

     New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market

  in negotiated transactions

  through the writing of options on the new notes or

  a combination of those methods of resale

at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.

Any resale may be made

  directly to purchasers or

  to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes.

     Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those new notes may be considered to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of those new notes and any commission or concessions received by any of those persons may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act.

     For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the securities, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities, including any broker-dealers, against some liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

     The validity of the new notes offered and the guarantees will be passed upon for Tekni-Plex, Inc. by Davis Polk & Wardwell, New York, New York.

EXPERTS

     The consolidated financial statements and schedules of Tekni-Plex, Inc. incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Exchange Act, and we file periodic reports and other information with the SEC. Our obligation to file periodic reports and other information with the SEC will be suspended if our notes are held of record by fewer than 300 holders as of the beginning of any fiscal year of Tekni-Plex. We have also agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the notes remain outstanding, we will furnish to the noteholders and following the consummation of the exchange offer file with the SEC (unless the SEC will not accept such a filing);

  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms, including a “Management’s

  Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by our certified independent accountants and all reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.

     In addition, for so long as any of the notes remain outstanding, we will make available to any prospective purchaser of the notes or beneficial owner of the notes in connection with any sale thereof the information required by Rule 144(d)(4) under the Securities Act. Annual reports delivered to the trustee and the noteholders will contain financial information that has been examined and reported upon, with an opinion expressed by an independent public or certified public accountant. We will also furnish such other reports as may be required by law.

     WE WILL PROMPTLY PROVIDE WITHOUT CHARGE TO YOU, UPON ORAL OR WRITTEN REQUEST, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS. TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN, _____________2005, OR FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE, IF THE EXCHANGE OFFER IS EXTENDED. REQUESTS SHOULD BE DIRECTED TO:

TEKNI-PLEX, INC.
260 NORTH DENTON TAP ROAD
COPPELL, TEXAS 75019
TELEPHONE: (972) 304-5077
FACSIMILE: (972) 304-6297

     Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities.

     The information incorporated by reference or deemed incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below:

  Our Annual Report on Form 10-K for the year ended July 2, 2004
  Our Quarterly Report on Forms 10-Q for the quarters ended October 1, 2004, December 31, 2004 and April 1, 2005.
  Our Current Reports on Forms 8-K filed on October 29, 2004, May 19, 2005 and June 16, 2005.

     The prospectus is also accompanied by a copy of our Annual Report on Form 10-K for the year ended July 2, 2004 and our Quarterly Reports on Form 10-Q for the quarters ended October 1, 2004, December 31, 2004 and April 1, 2005.

.

PART II Information Not Required in Prospectus
Item 20. Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the State of Delaware authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms that are sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Tekni-Plex’s certificate of incorporation contains a provision eliminating the personal liability of its directors to the company or its shareowners for breach of fiduciary duty as a director to the fullest extent permitted by applicable law. Tekni-Plex’s bylaws provide for the mandatory indemnification of our directors and officers to the maximum extent permitted by Delaware law. Tekni-Plex’s bylaws also provide (i) that we may expand the scope of the indemnification by individual contracts with our directors and officers, and (ii) that we shall not be required by law, if the proceeding in which indemnification is sought was brought by a director or officer, it was authorized in advance by our board of directors, the indemnification is provided by us, in our sole discretion pursuant to powers vested in us under the Delaware law, or the indemnification is required by individual contract. In addition, our bylaws give us the power to indemnify our employees and agents to the maximum extent permitted by Delaware law.

Item 21. Exhibits and Financial Statement Schedules

(a)	Exhibits

	3.1	Amended and Restated Certificate of Incorporation of Tekni-Plex, Inc.********

	3.2	Amended and Restated By-laws of Tekni-Plex, Inc.*

	3.3	Certificate of Incorporation of PureTec Corporation.*

	3.4	By-laws of PureTec Corporation*

	3.5	Certificate of Incorporation of Tri-Seal Holdings, Inc.*

	3.6	By-laws of Tri-Seal Holding, Inc.*

	3.7	Certificate of Incorporation of Natvar Holdings, Inc.*

	3.8	By-laws of Natvar Holdings.*

	3.9	Certificate of Incorporation of Plastic Specialties and Technologies, Inc.*

	3.10	By-laws of Plastic Specialties and Technologies, Inc.*

	3.11	Certificate of Incorporation of Plastic Specialties and Technologies Investments, Inc.*

	3.12	By-laws of Plastic Specialties and Technologies Investments, Inc.*

	3.13	Certificate of Incorporation of Burlington Resins, Inc.*

	3.14	By-laws of Burlington Resins, Inc.*

	3.15	Certificate of Incorporation of TPI Acquisition Subsidiary, Inc.**

	3.16	By-laws of TPI Acquisition Subsidiary, Inc.**

	3.17	Certificate of Incorporation of Distributors Recycling, Inc.*

	3.18	By-laws of Distributors Recycling, Inc.*

II-1

3.19	Certificate of Incorporation of TP-Elm Acquisition Subsidiary, Inc.**

3.20	By-laws of TP-Elm Acquisition Subsidiary, Inc.**

4.1	Indenture, dated as of November 21, 2003 among Tekni-Plex, Inc., the Guarantors listed therein and HSBC Bank USA, as Trustee.***

4.2	Purchase Agreement, dated as of November 12, 2003 among Tekni-Plex, Inc., the Guarantors listed therein, and Lehman Brothers Inc. and Citigroup Global Markets Inc.***

4.3	Registration Right Agreement, dated as of November 21, 2003 among Tekni-Plex, Inc., the Guarantors listed therein, and Lehman Brothers Inc. and Citigroup Global Markets Inc.***

4.4	Indenture, dated as of June 21, 2000 among Tekni-Plex, Inc., the Guarantors listed therein and HSBC Bank USA, as Trustee.*

4.5	First Supplemental Indenture, dated as of May 6, 2002 among Tekni-Plex, Inc., TPI Acquisition Subsidiary, Inc. and HSBC Bank USA, as Trustee**

4.6	Second Supplemental Indenture, dated as of August 22, 2002 among Tekni-Plex, Inc., TP-Elm Acquisition Subsidiary, Inc. and HSBC Bank USA, as Trustee**

4.7	Third Supplemental Indenture, dated as of April 25, 2005 among Tekni-Plex, Inc., the Guarantors listed therein and HSBC Bank USA, National Association, as Trustee*******

4.8	Indenture, dated as of June 10, 2005 among Tekni-Plex, Inc., the guarantors party thereto and HSBC Bank USA, National Association, as Trustee*******

5.1.1	Opinion of Davis Polk & Wardwell.***

5.1.2	Opinion of Davis Polk & Wardwell. ****

5.1.3	Opinion of Davis Polk & Wardwell. *****

5.1.4	Opinion of Davis Polk & Wardwell. ********

5.2	Opinion of Pitney Hardin LLP********

8.1	Opinion of Davis Polk & Wardwell as to tax matters***

10.1	Credit Agreement, dated as of June 21, 2000, among Tekni-Plex, Inc., the Guarantors party thereto, the Lenders party thereto, the LC Issuing Banks referred to therein and Morgan Guaranty Trust Company of New York.*

10.1.1	First Amendment to the Credit Agreement dated September 26, 2001***

10.1.2	Second Amendment to the Credit Agreement dated November 1, 2001***

10.1.3	Third Amendment to the Credit Agreement dated September 22, 2003***

10.2	Second Amended and Restated Employment Agreement dated May 13, 2005******

10.3	Credit Agreement, dated as of June 10, 2005 among the Company, the lenders and issuers party thereto, Citicorp USA, Inc., as Administrative Agent and General Electric Capital Corporation, as Syndication Agent.*******

12.1	Statement regarding Computation of Ratios.***

12.2	Statement regarding Computation of Ratios.********

II-2

23.1	Consent of BDO Seidman LLP.********

23.2	Consent of Davis Polk & Wardwell (included in Exhibits 5.1.1, 5.1.2, 5.1.3 and 5.1.4 and Exhibit 8.1).

24.1	Power of Attorney (included on signature page).

25.1	Statement of Eligibility of Trustee, HSBC Bank USA, on Form T-1.***

25.2	Statement of Eligibility of Trustee, HSBC Bank USA, National Association (successor by merger to HSBC Bank USA), on Form T-1.********

99.1	Form of Letter of Transmittal.***

99.2	Form of Notice of Guaranteed Delivery.***

99.3	Form of Tender Instructions.***

99.4	Form of Exchange Agent Agreement.***

99.5	Instruction to Registered Holders and/or Book-Entry Transfer Facility Participants.***

99.6	Broker’s Letter to Clients.***

*	Filed previously as an Exhibit to our Registration Statement on Form S-4 (File No. 333-43800) filed on August 15, 2000.

**	Filed previously as an Exhibit to our Registration Statement on Form S-4 (File No. 333-98561) filed on August 22, 2002.

***	Filed previously as an Exhibit to our Registration Statement on Form S-4 (File No. 333-111778) filed on January 8, 2004.

****	Filed previously as an Exhibit to our Registration Statement on Form S-4 (File No. 333-111778) filed on March 10, 2004.

*****	Filed previously as an Exhibit to our Registration Statement on Form S-4 (File No. 333-111778) filed on May 14, 2004.

******	Filed previously as an Exhibit to our Form 8-K filed on May 19, 2005

*******	Filed previously as an Exhibit to our Form 8-K filed on June 16, 2005.

********	Filed herewith.

Item 22. Undertakings

     (a) The undersigned hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the notes offered therein, and the offering of such notes at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the notes being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the registration statement when it became effective.

     (e) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (f) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (g) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Tekni-Plex, Inc., a Delaware corporation, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Coppell, Texas on July 13, 2005.

TEKNI-PLEX, INC.

By:	/s/ F. Patrick Smith

	Name:	F. Patrick Smith
	Title:	Chairman of the Board and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints F. Patrick Smith and James E. Condon, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ F. Patrick Smith	Chairman of the Board and Chief Executive Officer	July 13, 2005

F. Patrick Smith

/s/ James E. Condon	Vice President and Chief Financial Officer and	July13, 2005

James E. Condon	Director (principal accounting officer)

/s/ Edward Goldberg	Senior Vice President and Director	July 13, 2005

Edward Goldberg

/s/ J. Andrew McWethy	Director	July 13, 2005

J. Andrew McWethy

/s/ Michael F. Cronin	Director	July 13, 2005

Michael F. Cronin

/s/ John S. Geer	Director	July 13, 2005

John S. Geer

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, PureTec Corporation, a Delaware corporation, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Coppell, Texas on July 13, 2005.

PURETEC CORPORATION

By:	/s/ F. Patrick Smith

	Name:	F. Patrick Smith
	Title:	Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ F. Patrick Smith	Chief Executive Officer and Director	July 13, 2005

F. Patrick Smith

/s/ James E. Condon	Chief Financial Officer and Director	July 13, 2005

James E. Condon	(principal financial and accounting
officer)

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Tri-Seal Holdings, Inc., a Delaware corporation, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Coppell, Texas on July 13, 2005.

TRI-SEAL HOLDINGS, INC.

By:	/s/ F. Patrick Smith

	Name:	F. Patrick Smith
	Title:	Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ F. Patrick Smith	Chairman of the Board and Chief	July 13, 2005

F. Patrick Smith	Executive Officer

/s/ James E. Condon	Chief Financial Officer and Director	July 13, 2005

James E. Condon	(principal financial and accounting
officer)

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Natvar Holdings, Inc., a Delaware corporation, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Coppell, Texas on July 13, 2005.

NATVAR HOLDINGS, INC.

By:	/s/ F. Patrick Smith

	Name:	F. Patrick Smith
	Title:	Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ F. Patrick Smith	Chairman of the Board and Chief	July 13, 2005

F. Patrick Smith	Executive Officer

/s/ James E. Condon	Chief Financial Officer and Director	July 13, 2005

James E. Condon	(principal financial and accounting
officer)

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Plastics Specialties and Technologies, Inc., a Delaware corporation, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Coppell, Texas on July 13, 2005.

PLASTICS SPECIALTIES AND TECHNOLOGIES, INC.

By:	/s/ F. Patrick Smith

	Name:	F. Patrick Smith
	Title:	Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ F. Patrick Smith	Chairman of the Board and Chief	July 13, 2005

F. Patrick Smith	Executive Officer

/s/ James E. Condon	Chief Financial Officer and Director	July 13, 2005

James E. Condon	(principal financial and accounting
officer)

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Plastics Specialties and Technologies Investments, Inc., a Delaware corporation, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Coppell, Texas on July 13, 2005.

PLASTICS SPECIALTIES AND TECHNOLOGIES INVESTMENTS, INC..

By:	/s/ F. Patrick Smith

	Name:	F. Patrick Smith
	Title:	Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ F. Patrick Smith	Chairman of the Board and Chief	July 13, 2005

F. Patrick Smith	Executive Officer

/s/ James E. Condon	Chief Financial Officer and Director	July 13, 2005

James E. Condon	(principal financial and accounting
officer)

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Burlington Resins, Inc., a Delaware corporation, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Coppell, Texas on July 13, 2005.

BURLINGTON RESINS, INC.

By:	/s/ F. Patrick Smith

	Name:	F. Patrick Smith
	Title:	Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ F. Patrick Smith	Chairman of the Board and Chief	July 13, 2005

F. Patrick Smith	Executive Officer

/s/ James E. Condon	Chief Financial Officer and Director	July 13, 2005

James E. Condon	(principal financial and accounting
officer)

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, TPI Acquisition Subsidiary, Inc., a Delaware corporation, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Coppell, Texas on July 13, 2005.

TPI ACQUISITION SUBSIDIARY, INC.

By:	/s/ F. Patrick Smith

	Name:	F. Patrick Smith
	Title:	Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ F. Patrick Smith	Chairman of the Board and Chief	July 13, 2005

F. Patrick Smith	Executive Officer

/s/ James E. Condon	Chief Financial Officer and Director	July 13, 2005

James E. Condon	(principal financial and accounting
officer)

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Distributors Recycling, Inc., a New Jersey corporation, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Coppell, Texas on July 13, 2005.

DISTRIBUTORS RECYCLING, INC.

By:	/s/ F. Patrick Smith

	Name:	F. Patrick Smith
	Title:	Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ F. Patrick Smith	Chairman of the Board and Chief	July 13, 2005

F. Patrick Smith	Executive Officer

/s/ James E. Condon	Chief Financial Officer and Director	July 13, 2005

James E. Condon	(principal financial and accounting
officer)

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, TP-Elm Acquisition Subsidiary, Inc., a Delaware corporation, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Coppell, Texas on July 13, 2005.

TP-ELM ACQUISITION SUBSIDIARY, INC.

By:	/s/ F. Patrick Smith

	Name:	F. Patrick Smith
	Title:	Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ F. Patrick Smith	Chairman of the Board and Chief	July 13, 2005

F. Patrick Smith	Executive Officer

/s/ James E. Condon	Chief Financial Officer and Director	July 13, 2005

James E. Condon	(principal financial and accounting
officer)

EXHIBIT INDEX

Exhibit
No.	Description	Page

3.1	Amended and Restated Certificate of Incorporation of Tekni-Plex, Inc.********

3.2	Amended and Restated By-laws of Tekni-Plex, Inc.*

3.3	Certificate of Incorporation of PureTec Corporation.*

3.4	By-laws of PureTec Corporation.*

3.5	Certificate of Incorporation of Tri-Seal Holdings, Inc.*

3.6	By-laws of PTI Plastics, Inc.*

3.7	Certificate of Incorporation of Natvar Holdings, Inc.*

3.8	By-laws of Natvar Holdings.*

3.9	Certificate of Incorporation of Plastic Specialities and Technologies, Inc.*

3.1	By-laws of Plastic Specialities and Technologies, Inc.*

3.11	Certificate of Incorporation of Plastic Specialities and Technologies Investments, Inc.*

3.12	By-laws of Plastic Specialities and Technologies Investments, Inc.*

3.13	Certificate of Incorporation of Burlington Resins, Inc.*

3.14	By-laws of Burlington Resins, Inc.*

3.15	Certificate of Incorporation of TPI Acquisition Subsidiary, Inc.**

3.16	By-laws of TPI Acquisition Subsidiary, Inc.**

3.17	Certificate of Incorporation of Distributors Recycling, Inc.*

3.18	By-laws of Distributors Recycling, Inc.*

3.19	Certificate of Incorporation of TP-Elm Acquisition Subsidiary, Inc.**

3.20	By-laws of TP-Elm Acquisition Subsidiary, Inc.**

4.1	Indenture, dated as of November 21, 2003 among Tekni-Plex, Inc., the Guarantors listed therein and HSBC Bank USA, as Trustee.***

4.2	Purchase Agreement, dated as of November 12, 2003 among Tekni-Plex, Inc., the Guarantors listed therein, and Lehman Brothers Inc. and Citigroup Global Markets Inc.***

4.3	Registration Right Agreement, dated as of November 21, 2003 among Tekni-Plex, Inc., the Guarantors listed therein, and Lehman Brothers Inc. and Citigroup Global Markets Inc.***

4.4	Indenture, dated as of June 21, 2000 among Tekni-Plex, Inc., the Guarantors listed therein and HSBC Bank USA, as Trustee*

4.5	First Supplemental Indenture, dated as of May 6, 2002 among Tekni-Plex, Inc., TPI Acquisition Subsidiary, Inc. and HSBC Bank USA, as Trustee**

Exhibit
No.	Description	Page

4.6	Second Supplemental Indenture, dated as of August 22, 2002 among Tekni-Plex, Inc., TP-Elm Acquisition Subsidiary, Inc. and HSBC Bank USA, as Trustee**

4.7	Third Supplemental Indenture, dated as of April 25, 2005 among Tekni-Plex, Inc., the Guarantors listed therein and HSBC Bank USA, National Association, as Trustee*******

4.8	Indenture, dated as of June 10, 2005 among Tekni-Plex, Inc., the guarantors party thereto and HSBC Bank USA, National Association, as Trustee*******

5.1.1	Opinion of Davis Polk & Wardwell.***

5.1.2	Opinion of Davis Polk & Wardwell. ****

5.1.3	Opinion of Davis Polk & Wardwell. *****

5.1.4	Opinion of Davis Polk & Wardwell. ********

5.2	Opinion of Pitney Hardin LLP********

8.1	Opinion of Davis Polk & Wardwell as to tax matters***

10.1	Credit Agreement, dated as of June 21, 2000, among Tekni-Plex, Inc., the Guarantors party thereto, the Lenders party thereto, the LC Issuing Banks referred to therein and Morgan Guaranty Trust Company of New York.*

10.1.1	First Amendment to the Credit Agreement dated September 26, 2001***

10.1.2	Second Amendment to the Credit Agreement dated November 1, 2001***

10.1.3	Third Amendment to the Credit Agreement dated September 22, 2003***

10.2	Second Amended and Restated Employment Agreement dated May 13, 2005******

10.3	Credit Agreement, dated as of June 10, 2005 among the Company, the lenders and issuers party thereto, Citicorp USA, Inc., as Administrative Agent and General Electric Capital Corporation, as Syndication Agent*******

12.1	Statement regarding Computation of Ratios.***

12.2	Statement regarding Computation of Ratios. ********

23.1	Consent of BDO Seidman LLP.********

23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5.1 and Exhibit 8.1).

24.1	Power of Attorney (included on signature page).

25.1	Statement of Eligibility of Trustee, HSBC Bank USA, on Form T-1.***

25.2	Statement of Eligibility of Trustee, HSBC Bank USA, National Association (successor by merger to HSBC Bank USA), on Form T-1.********

Exhibit
No.	Description	Page

99.1	Form of Letter of Transmittal.***

99.2	Form of Notice of Guaranteed Delivery.***

99.3	Form of Tender Instructions.***

99.4	Form of Exchange Agent Agreement.***

99.5	Instruction to Registered Holders and/or Book-Entry Transfer Facility Participants.***

99.6	Broker’s Letter to Clients.***

*	Filed previously as an Exhibit to the Form S-4 (File No. 333-43800) filed on August 15, 2000.

**	Filed previously as an Exhibit to our Registration Statement on Form S-4 (File No. 333-98561) filed on August 22, 2002.

***	Filed previously as an Exhibit to our Registration Statement on Form S-4 (File No. 333-111778) filed on January 8, 2004.

****	Filed previously as an Exhibit to our Registration Statement on Form S-4 (File No. 333-111778) filed on March 10, 2004.

*****	Filed previously as an Exhibit to our Registration Statement on Form S-4 (File No. 333-111778) filed on May 14, 2004.

******	Filed previously as an Exhibit to our Form 8-K filed on May 19, 2005.

*******	Filed previously as an Exhibit to our Form 8-K filed on June 16, 2005.

********	Filed herewith.

$275,000,000

Tekni-Plex, Inc.
Offer to Exchange All Outstanding
8¾% Senior Secured Notes Due 2013
for
8¾% Senior Secured Exchange Notes Due 2013
Which Have Been Registered Under
The Securities Act of 1933

     Until _________, 2006 (180 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotment or subscription.